As filed with the Securities and Exchange Commission on October 16, 2006
                            Registration No. 333-122622

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM SB-2/A
                                Amendment No. 5

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DAHUA INC.
--------------------------------------------------------------------------------
                (Name of small business issuer in its charter)

       Delaware                       6500                     04-3616479
-----------------------  -----------------------------  -----------------------
(State or jurisdiction      (Primarily Standard           (I.R.S Employer
  of incorporation or      Industrial classification               I.D. No.)
     organization             Code Number)

           19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili,
                   Chaoyang District, Beijing, China, 100012
                              86-10-6480-1527
-------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

           19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili,
                   Chaoyang District, Beijing, China, 100012
-------------------------------------------------------------------------------
         (Address of principal place of business or intended principal place of business)

                       Schonfeld & Weinstein, L.L.P.
                        80 Wall Street, Suite 815
                           New York, NY 10005
               Tel: (212) 344-1600, Fax: (212) 480-0717
--------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the following box.     [  ]


                          CALCULATION OF REGISTRATION FEE



   Title of Each                             Proposed           Proposed
     Class of                                Maximum            Maximum          Amount of
   Securities to         Amount to        Offering Price       Aggregate        Registration
   be Registered       be Registered        Per Share        Offering Price         Fee
------------------  -------------------  ----------------  ------------------  -------------
   Common Stock       7,548,000 shares       $ 0.05          $   377,400        $   44.42


(1) This registration statement registers the resale of up to 7,548,000 shares of common stock offered by our selling shareholders.

(2) The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. Since there is no current trading market for the common stock, the Proposed Maximum Offering Price is based upon the initial offering price of the shares.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              Subject to Completion Dated October 16, 2006

                                   DAHUA INC.

                                  Prospectus
                       7,548,000 SHARES OF COMMON STOCK

This prospectus covers the resale of up to 7,548,000 shares of our common stock owned by our selling shareholders who will offer their shares at a fixed price of $0.05 per share and thereafter, or if our common stock is quoted on the Over-the-Counter Bulletin Board, at then prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares.

There are no underwriting commissions involved in this offering. We have agreed to pay all expenses of registering the shares for the selling stockholders.

No public market currently exists for our common stock. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

Investing in our common stock involves substantial risks.  See "Risk Factors"
-----------------------------------------------------------------------------
starting at page 7.
------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



               The date of this prospectus is October 16, 2006.

                                TABLE OF CONTENTS




Prospectus Summary....................................................        5
Risk Factors..........................................................        7
Forward-looking Statements............................................       14
Use of Proceeds.......................................................       14
Determination of Offering Price.......................................       14
Dilution..............................................................       14
Selling Shareholders..................................................       14
Plan of Distribution..................................................       18
Legal Proceedings.....................................................       19
Directors, Executive Officers, Promoters and Control Persons..........       19
Security Ownership of Certain Beneficial Owners and Management........       22
Description of Securities.............................................       23
Interest of Named Experts and Counsel.................................       24
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities...........................................       25
Organization Within Last Five Years...................................       25
Description of Business...............................................       27
Management's Discussion and Analysis or Plan of Operation.............       35
Description of Property...............................................       40
Certain Relationships and Related Transactions........................       41
Market for Common Equity and Related Stockholder Matters..............       43
Executive Compensation................................................       44
Changes In and Disagreements With Accountants on Accounting
 and Financial Disclosure.............................................       46
Additional Information................................................       48
Financial Statements..................................................       48

                              PROSPECTUS SUMMARY



This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read and carefully consider the entire prospectus before making a decision to purchase our common stock.

The Company
-----------

Dahua Inc. ("Dahua", "we", or "our") was incorporated on March 8, 2002 in the State of Delaware as Norton Industries Corp. ("Norton"). We changed our name to Dahua Inc. on February 7, 2005, as a result of a reverse acquisition in which Norton acquired all capital shares of Bauer Invest Inc. ("Bauer"). The acquisition was accounted for as a recapitalization, rather than a business combination. Accordingly, the historical operations of Bauer and its subsidiaries were represented as our historical operations.

Prior to the acquisition, Norton was a blank check company seeking to complete a merger or business acquisition. Since its inception, Norton had conducted virtually no business until January 30, 2005, when Norton acquired Bauer. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., an operating company organized in the People's Republic of China ("Dahua Real Estate").

Dahua Real Estate was incorporated on September 24, 2001, to engage in the development and sale of luxury single-family houses in Beijing, China. The operating activities of Dahua Real Estate are entirely located in a suburb of Beijing, China. It began to build luxury single-family houses in July 2003. The construction of its First Phase of the development, a total of 76 housing units, was completed in December 2005. We are currently in the process of selling those completed housing units. As of June 30, 2006, 15 units have been sold, 34 units were reserved with clients' deposits, and 27 units were available for sale. As of the date of this prospectus, 23 units have been sold, 28 units were reserved with clients' deposits, and 25 units were available for sale. The remaining housing units are expected to be reserved with deposits by the end of December 2006. For the six-month period ended June 30, 2006 and for the year ended December 31, 2005, we recognized revenues of $3,410,347 and $2,267,399, respectively, from the sale of our housing units.

Our executive offices are located at 19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. Our telephone number at that address is 86-10-6480-1527.

We have no website. Our operating subsidiary Beijing Dahua Real Estate Development, Ltd. has a website, whose address is www.dhzhy.com.cn. Information contained on the website is not a part of this prospectus.

Our fiscal year end is December 31.

The Offering
------------

Securities Offered:       Up to 7,548,000 shares of common stock. The securities
                          being offered are those of the existing shareholders only.

Price Per Share:          The sales price is fixed at $0.05 per share until the
                          shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
and Outstanding           25,000,000 shares of common stock were issued and
                          outstanding as of the date of this prospectus.

Use of Proceeds           We will not receive any proceeds from the sale of the
                          common stock by the selling shareholders.

Plan of Distribution      We are unaware of the nature and timing of any future
                          sales of our common stock by existing shareholders.
                          There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist. There are no arrangements to place any of the proceeds in escrow.

Registration Costs        We estimate our total offering registration costs to
                          be $66,545. We have agreed to pay all costs and expenses relating to the registration of our common stock.



                                 FINANCIAL SUMMARY INFORMATION


The following Financial Summary and Operating Data have been derived from our audited financial statements and unaudited interim financial statements for the periods indicated. You should read the following financial data in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

Statement of Operations Data:
-----------------------------



                                  For the Six Months                   For the Years
                                    Ended June 30,                    Ended December 31,
                             -------------------------------   ----------------------------------
                                   2006         2005                2005                2004
                             -------------------------------    ----------------  ---------------
Revenue                      $   3,410,347   $           -       $  2,267,399      $           -
Cost of goods sols           $   2,048,627   $           -       $  1,530,731      $           -
Operating expenses           $     710,381   $     261,252       $    474,588      $     543,398
Net Income (Loss)            $     299,242   $   (207,735)       $    137,182      $   (432,866)
Net Income (Loss) Per Share  $        0.01   $      (0.01)       $       0.01      $      (0.02)


Balance Sheet Data:
-------------------

                              June 30, 2006       December 31, 2005
                         -------------------   ----------------------
Total Assets             $      18,133,395       $     15,781,714
Total Liabilities        $      14,412,181       $     12,464,975
Shareholders' Equity     $       2,963,163       $      2,633,499





                                   RISK FACTORS


The shares of common stock offered by this prospectus involve a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before you purchase these shares. The risks and uncertainties described below are those we have identified as material. If any of the events contemplated by the following discussion of risks should occur, our business, financial condition and results of operations may suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.


                         Risks Related to Our Business
                        ------------------------------

1. WE LACK AN OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR FUTURE SUCCESS OR FAILURE CAN BE MADE.

We were incorporated in March 2002 as a blank check company for the purpose of seeking to complete a merger or business acquisition. We conducted virtually no business until January 30, 2005, when we acquired Bauer Invest Inc. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., a private company operating in the People's Republic of China ("Dahua Real Estate"). Dahua Real Estate was incorporated on September 24, 2001, to engage in the business of development and sale of luxury single-family houses in Beijing, China. The acquisition of Bauer was accounted for as a recapitalization, rather than a business combination. Accordingly, the historical operations of Bauer and its subsidiaries were represented as our historical operations. Our limited operating history makes it difficult for you to evaluate our business and future prospects.

2. WE HAVE INCURRED LOSSES IN THE PAST. IF THE LOSSES CONTINUE, WE MAY HAVE TO SUSPEND OUR OPERATIONS OR CEASE CARRYING ON BUSINESS.

While we recognized net income of $299,242 for the six months ended June 30, 2006, we had accumulated deficit of $270,894 as of June 30, 2006. We may incur additional losses. There is no assurance that our operations will become profitable. Failure to generate revenue will cause us to go out of business and could cause you to lose all or a substantial part of your investment.

3. WE WILL NEED ADDITIONAL FINANCING TO CARRY OUT OUR SECOND PHASE PROJECT. IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO DELAY THE IMPLEMENTATION OF OUR SECOND PHASE PROJECT, AND OUR ABILITY TO INCREASE REVENUE WILL BE MATERIALLY IMPAIRED.

Since inception, we have been dependent on short-term loans and customer deposits to meet our cash requirements. In December 2005, we completed the construction of our First Phase of Dahua Garden project consisting of 76 luxury single-family houses. Of 76 units, as of the date of this prospectus, 23 units were sold, 28 units were reserved with clients' deposits, and 25 units were available for sale. We are currently applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start our Second Phase of Dahua Garden. To date we have not received all licenses, permits or approvals from governmental authorities necessary to commence our Second Phase construction. We expect to obtain the licenses, permits and approvals by the end of June 2007. It is estimated that we need approximately $60.5 million in order to complete our Second Phase project. We intend to use (i) our proceeds from sales of our First Phase housing units, (ii) customer deposits from our pre-sale of the housing units in the Second Phase, and (iii) short-term borrowings from Dahua Group, our affiliate, to finance our Second Phase of Dahua Garden. At present we do not have any arrangements for additional financing. If we are unable to obtain additional financing on terms acceptable to us, we may have to delay or curtail our Second Phase project, and our ability to increase revenue will be materially impaired.

4.  IF WE RAISE ADDITIONAL CAPITAL THE VALUE OF YOUR INVESTMENT MAY DECREASE.

If we need to raise additional capital to implement or continue operations, we will likely issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

5. WE NEED PERMITS, LICENSES OR APPROVALS FROM GOVERNMENT AUTHORITIES TO BEGIN OUR CONSTRUCTION OF THE SECOND PHASE PROJECT. IF WE FAIL TO OBTAIN ALL REQUIRED LICENSES, PERMITS, OR APPROVALS, WE MAY HAVE TO CEASE OUR OPERATIONS.

Before we can develop a property, we must obtain a variety of approvals from local and municipal governments with respect to such matters as zoning, density, subdivision, traffic considerations, site planning and environmental issues. Although there are currently no unfavorable rulings that would have a significant adverse effect on the development of our proposed Second Phase of Dahua Garden, there is no assurance that we will be able to obtain all required licenses, permits, or approvals from government authorities. If we fail to obtain all required licenses, permits, or approvals, we may have to cease our operations.

6. WE ACT AS GENERAL CONTRACTOR ON OUR CONSTRUCTION PROJECTS, AND IF ANY OF OUR SUBCONTRACTORS SHOULD FAIL TO COMPLETE THEIR JOBS ON TIME, OUR BUSINESS COULD BE DISRUPTED.

We act as general contractor on our construction projects. We hire unaffiliated subcontractors to do work for us. In the event that any of our subcontractors should fail to complete their jobs on time, our business could be disrupted, which will have an adverse effect on our results of operation and our financial condition.

7. WE ARE VULNERABLE TO CONCENTRATION RISKS BECAUSE OUR OPERATIONS ARE EXCLUSIVELY IN THE BEIJING, CHINA MARKET.

We operate our business in Beijing, China. All of our revenues will be derived from the sale of our luxury single-family houses in Beijing, China. Although some of our customers are from the neighboring areas in Beijing, we may not be able to generate adequate revenue if local business conditions in Beijing change adversely. These changes may include business downsizing, industry slowdowns, local oversupply or reduction in demand for real estate properties, and changes in local governmental policies. Operating exclusively in Beijing exposes us to greater economic risks than if we operated in several geographic regions. Any adverse changes in business conditions in Beijing, China, could adversely impact our financial condition, results of operations and cash flow.

8. WE DEPEND ON KEY PERSONNEL FOR THE SUCCESS OF OUR BUSINESS. OUR BUSINESS MAY BE SEVERELY DISRUPTED IF WE LOSE THE SERVICES OF OUR CEO OR FAIL TO SUCCESSFULLY RECRUIT QUALIFIED MANAGERIAL PERSONNEL HAVING EXPERIENCE IN BUSINESS.

Our success is heavily dependent upon the continued service of Mr. Yonglin Du, our chief executive officer. Mr. Du has valuable personal relationships with government agencies and executive officers in the industry. A good personal relationship is sometimes crucial for doing business in China. If Mr. Du is unable or unwilling to continue in his position, we may not be able to easily replace him. Loss of his services could delay our applications for construction permit and land acquisition, and our business may be severely disrupted. We do not maintain key-man insurance on the life of Mr. Du. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

9. OUR OFFICERS AND DIRECTORS ARE SUBJECT TO CONFLICTS OF INTEREST, AND THERE IS A RISK THAT THEY MAY PLACE THEIR INTERESTS AHEAD OF YOURS.

We believe that our officers and directors will be subject to conflicts of interest. The conflicts arise from their relationships with our affiliate. Yonglin Du, our Chief Executive Officer, also serves as President and a Director of Dahua Project Management Group Co. Ltd. ("Dahua Group"), a Beijing Municipal Government licensed construction project supervising business entity. Hua Meng, our Chief Financial Officer, and Qinna Zeng, our Corporate Secretary, are also employed by Dahua Group. They may have conflicts of interest in allocating time, services, and functions between us and Dahua Group, in which any of them are or may become involved. Mr. Du anticipates devoting a minimum of twenty to thirty-two hours per week of his business hours, and each of Ms. Meng and Ms. Zeng fifteen to twenty hours of their business hours to our business activities. If and when the business operations increase and a more extensive time commitment is needed, they are prepared to devote more time to our affairs, in the event that becomes necessary.

To ensure that potential conflicts of interest are avoided or declared to us and to comply with the requirements of the Sarbanes-Oxley Act of 2002, our Board of Directors adopted a Code of Business Conduct and Ethics, among other things, to reduce potential conflicts of interest. Conflicts of interest must, to the extent possible, be avoided, and any material transaction or relationship involving a potential conflict of interest must be reviewed and approved in advance by a majority of the board of directors, or, if required by law, a majority of disinterested stockholders. No personal loans will be made to executive officers and directors.

All our transactions with affiliates have been and will be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of board members approve all transactions between us and our officers, directors, principal stockholders and their affiliates.

10. WE HAVE NOT CARRIED PROPERTY OR CASUALTY INSURANCE. ANY BUSINESS DISRUPTION, LITIGATION OR NATURAL DISASTER MIGHT RESULT IN SUBSTANTIAL COSTS AND DIVERSION OF RESOURCES.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Any business property loss, natural disaster or litigation might result in substantial costs and diversion of resources.

11. OUR QUARTERLY OPERATING RESULTS, REVENUES AND EXPENSES MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our operating results, revenues and expenses may fluctuate significantly from quarter to quarter due to a variety of factors including:

   o   The timing, size and execution of sales contracts and home deliveries;

   o   Lengthy and unpredictable sales cycles;

   o   Changes in our operating expenses; and

   o   Fluctuations in general economic conditions.

We believe that period-to-period comparisons of our results of operations are not a good indication of future performance. It is possible that our operating results will be below your expectations. In that event, the trading price of our common stock may fall.

12. MANY OF OUR COMPETITORS ARE SIGNIFICANTLY LARGER THAN WE ARE, AND THEY HAVE GREATER FINANCIAL RESOURCES AND HAVE MORE EXPERIENCED MANAGERS THAN WE DO.

We are a small company and have little market share in our target market. The market of residential housing development in Beijing, China, is highly competitive. We compete with numerous entities, many of which are significantly larger than we are, and have greater financial resources and have more experienced managers than we do. As a result, they may be able to respond more quickly to new or emerging house plans or construction materials and changes in customer demands or to devote greater resources to the development, promotion and sale of their products or services than we can. If we cannot compete effectively, we may never become profitable. Although no one of our competitors currently dominates or significantly influences the market, they could adversely affect us.

13. THE RESIDENTIAL REAL ESTATE DEVELOPMENT INDUSTRY IS A HIGH RISK INDUSTRY. IF MARKET CONDITIONS CHANGE DRAMATICALLY UNFAVORABLY TO US, WE MAY GO OUT OF BUSINESS.

The real estate development industry in general, and the residential luxury real estate development industry in particular, is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed, are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short-and long-term. If market conditions change dramatically and unfavorably to us, we may go out of business.


                   Risks Related to Doing Business in China
                   ----------------------------------------

14. POLITICAL AND ECONOMIC POLICIES IN CHINA COULD AFFECT OUR BUSINESS IN UNPREDICTABLE WAYS.

Substantially all of our assets are located in China and substantially all of our revenues are expected to derive from our operations in China. Therefore, our results of operations and prospects are subject, to a significant degree, to economic and political developments in China. The economy of China differs from the economies of most developed countries in many respects, including:

     o   The extent of government involvement;

     o   Level of development; and

     o   Allocation of resources.

The economy of China has been in transition from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces and the reduction of state ownership of productive assets, a substantial portion of productive assets in China is still owned by the Chinese government, which continues to play a significant role in regulating China's economic development, setting monetary policy and providing preferential treatment to particular industries or companies. Political and economic policies in China could affect our business in unpredictable ways. If there are any unfavorable changes in government policies, such as government control over capital expenditures, changes in monetary policy, or changes in planning and zoning policy, we may experience delays or other problems in obtaining government permits or licenses to start or complete our projects.

15. OUR ASSETS, OFFICERS AND DIRECTORS ARE LOCATED OUTSIDE OF THE U.S. IT IS DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON US AND OUR OFFICERS AND DIRECTORS.

Our assets, officers and directors are located in China. As a result, it may be difficult to effect service of process within the United States and enforce judgment of the US courts obtained against us and our executive officers and directors. Particularly, our shareholders may not able to:

    o Effect service of process within the United States on us or any of our executive officers and directors;

    o Enforce judgments obtained in U.S. courts against us based upon the civil liability provisions of the U.S. federal securities laws;

    o Enforce, in a court in China, judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; and

    o Bring an original action in a court in China to enforce liabilities against us or any of our executive officers and directors based upon the U.S. federal securities laws.

16. GOVERNMENT CONTROL OF CURRENCY CONVERSION MAY AFFECT OUR ABILITY TO PAY DIVIDENDS DECLARED, IF ANY, IN FOREIGN CURRENCIES.

It is expected that a substantial portion of our revenues, if any, will be in "yuan", the national currency of China, which is currently not a freely convertible currency. A portion of our revenues may have to be converted into US dollars to make payment of dividends declared, if any, in respect of our common shares. Under China's existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange of China by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future to restrict access to foreign currencies if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders if the Chinese government restricts access to foreign currencies for current account transactions.

17. FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE CHINESE CURRENCY AND THE UNITED STATES DOLLAR MAY BRING DOWN OUR OPERATING INCOME.

The functional currency of our operations in China is "Yuan." Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of Yuan to the U.S. dollar. Under the new policy, Yuan is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 4.44% appreciation of the Yuan against the U.S. dollar between July 21, 2005 and October 16, 2006. Our revenues and costs are denominated in Yuan, and our financial assets are also denominated in Yuan. Any significant fluctuations in the exchange rate between the Yuan and the United States dollar may bring down our operating income and lower our stock price. We have no current plans to undertake any hedging activity to minimize exchange rate fluctuations.


                   Risks Related to Investment in Our Securities
                   ---------------------------------------------

18. THERE IS NOT NOW AND THERE MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK SHARES, WHICH MAY MAKE IT DIFFICULT FOR SHAREHOLDERS TO SELL SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of our registration statement on Form SB-2, which we have filed with the SEC. However, there is no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

19. OUR COMMON STOCK IS DEEMED A PENNY STOCK. AS A RESULT, TRADING OF OUR SHARES IS SUBJECT TO SPECIAL REQUIREMENTS THAT COULD IMPEDE OUR SHAREHOLDERS' ABILITY TO RESELL THEIR SHARES.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934 (the "Exchange Act"). The shares will remain penny stock for the foreseeable future. As defined in Rule 3a51-1 of the Exchange Act, penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.

Section 15(g) of the Exchange Act and Rule 15g-2 of the Exchange Act require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

     o Obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

     o Reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has significant knowledge and experience to be reasonably capable of evaluating the risks of penny stock transactions;

     o Provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and

     o Receive a signed and dated copy of such statement from such investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for investors in our common stock to resell the shares to third parties or to otherwise dispose of them.


                          FORWARD-LOOKING STATEMENTS


This prospectus contains certain forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe", "expect", "future", "intend", "plan", and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere in this prospectus.


                               USE OF PROCEEDS

The selling shareholders are selling shares of common stock covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the securities being registered pursuant to this prospectus.


                        DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


                                  DILUTION

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.


                             SELLING SHAREHOLDERS

The following table sets forth information concerning the selling shareholders including:

   o   The number of shares owned by each shareholder prior to this offering;

   o   The total number of shares that are to be offered for each shareholder;
and

   o The total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

All costs, expenses and fees in connection with the registration of the selling shareholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling shareholders will be borne by such holders.

The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However, they are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus, and therefore, no accurate forecast can be made as to the number of securities that will be held by the shareholders upon completion of this offering. To the best of our knowledge, the selling shareholders listed in the table set forth below have sole voting and investment powers with respect to the securities indicated, and none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

None of the selling shareholders has held any position or office with us, except as specified on the notes to the table. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us.

Except for Waywood Investment Ltd., to which Section 4(2) of the Securities Act of 1933 applies, all the shares covered in this prospectus were issued pursuant to the exemption afforded under Regulation S. All selling shareholders listed below are non-U.S. persons as that term is defined under Regulation S. Except as specified in the table, all other shareholders are located at c/o Dahua Inc., 19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012.

                                                          Shares Owned Prior        Shares Owned After
                                                           to the Offering            the Offering
         Selling                        No. of Shares -------------------------- -----------------------
       Stockholders                        Offered      Number      Percentage     Number    Percentage
-----------------------------------    -------------- ------------  -----------  ------------- ---------
Toshiaki Mashima           	           952,000       1,190,000       4.76%        238,000        *(v)
802, Sonoochou, Inage-ku, Chibaken,
Japan, 263-0051

Comp Hotel International Ltd. (1)        850,000       1,062,500       4.25%        212,500        *
International Ltd. (i)

Li Yiyang                                596,000         745,000       2.98%        149,000        *




Duan Lei                                 596,000         745,000       2.98%        149,000        *
#1402, Qingdongyuanhao Bldg.
Taiyuanxiaoqu, Haidian District, Beijing

Hiroyuki Itakura                         380,000         475,000       1.90%         95,000        *
27-4, Nakachou, Itabashiku, Tokyo,
Japan, 173-0022

Masako Horie                             380,000         475,000       1.90%         95,000        *
1-22-3-3004, Nishiwaswda, Shinjuku-ku
Tokyo, Japan, 169-0051

Hisahiro Kashida                         286,000         357,500       1.43%         71,500        *
2-11-24, Ebisu-nishi, Shibuya-ku, Tokyo,
Japan, 150-0021

Hisakuni Kashida                         286,000         357,500       1.43%         71,500        *
7-5-16, Shirakashichou, Kashiharashi
Naraken, Japan, 634-0003

Li Weiwei                                224,000         280,000       1.12%         56,000        *
Dong Yuhua                               224,000         280,000       1.12%         56,000        *
Zhao Shumin                              196,000         245,000       0.98%         49,000        *
Li Yan                                   196,000         245,000       0.98%         49,000        *

Naoko Takemura                           190,000         237,500       0.95%         47,500        *
Flat403, Bambao Grove,
84 Kennedy Road, Hong Kong

Takayoshi Ishibashi                      190,000         237,500       0.95%         47,500        *
802, Sonoochou, Inage-ku, Chibaken,
Japan, 263-0051

Katsuhisa Aga                            190,000         237,500       0.95%         47,500        *
6-37-2-804, Minamisenju, Arakawaku
Tokyo, Japan, 116-0003

Gao Jingjie                              184,000         230,000       0.92%         46,000        *
Waywood Investments Ltd. (ii)            150,000         187,500       0.75%         37,500        *
Huang Qihan                              126,000         157,500       0.63%         31,500        *
Shi Wei                                  114,000         142,500       0.57%         28,500        *

Chigusa Itakura                           96,000         120,000       0.48%         24,000        *
27-4, Nakacho, Itabash-ku
Tokyo, Japan, 173-0022

Mitsuhiko Tadatsu                         96,000         120,000       0.48%         24,000        *
3-12-8, Honamanuma, Suginami-ku
Tokyo, Japan, 167-0031

Takako Kashida                            96,000         120,000       0.48%         24,000        *
1114, Shimobuchi, Oyodochou, Yoshinogun,
Naraken, Japan, 638-0821

Yutaka Kobayashi                          96,000         120,000       0.48%         24,000        *
4-27-4-201, Horikiri, Katsushika-ku
Tokyo, Japan, 167-0031

Yan Ruiqing                               58,000          72,500       0.29%         14,500        *

Zeng Qinna (iii)                          58,000          72,500       0.29%         14,500        *
#1712, Courtyard 5, Beiyuan Road
Chaoyang District, Beijing

Zhang Bin                                 58,000          72,500       0.29%         14,500        *
Cao Jing                                  46,000          57,500       0.23%         11,500        *
Cao Xuefen                                46,000          57,500       0.23%         11,500        *
Fu Weihong                                46,000          57,500       0.23%         11,500        *
Lin Minya                                 46,000          57,500       0.23%         11,500        *
Liu Chunxiu                               46,000          57,500       0.23%         11,500        *
Wang Liancheng                            46,000          57,500       0.23%         11,500        *

Xue Yuwei                                 46,000          57,500       0.23%         11,500        *
Bldg 11, Anyuan,
Anhuibeili, Chaoyang District, Beijing

Qu Pingji                                34,000           42,500       0.17%          8,500        *
Chen Min                                 22,000           27,500       0.11%          5,500        *
Dong Fu                                  22,000           27,500       0.11%          5,500        *
Gan Xuemei                               22,000           27,500       0.11%          5,500        *
Gao Yugui                                22,000           27,500       0.11%          5,500        *
He Bing                                  22,000           27,500       0.11%          5,500        *
Li Jian                                  22,000           27,500       0.11%          5,500        *
Li Ying                                  22,000           27,500       0.11%          5,500        *
Song Fuying                              22,000           27,500       0.11%          5,500        *
Wang Jun                                 22,000           27,500       0.11%          5,500        *
Wang Yong                                22,000           27,500       0.11%          5,500        *
Wei Wei                                  22,000           27,500       0.11%          5,500        *
Zhang Jie                                22,000           27,500       0.11%          5,500        *
Huang Meishu                             12,000           15,000       0.06%          3,000        *

Meng Hua (iv)                            12,000           15,000       0.06%          3,000        *
#8104, Courtyard 11,
Anning Zhuang, Xisanqi
Haidian District, Beijing

Song Liqiang                             12,000           15,000       0.06%          3,000        *
Wang Shoujian                            12,000           15,000       0.06%          3,000        *
Wen Weiping                              12,000           15,000       0.06%          3,000        *
------------------------------------------------------------------------------------------------------
                   TOTAL              7,548,000        9,435,000      37.74%      1,887,000    7.55%

(i) Comp Hotel International Ltd. is the control person of our predecessor, Norton Industries Corp.

(ii) Waywood Investment Ltd. is the promoter of our predecessor, Norton Industries Corp.

(iii)  Zeng Qinna is our Corporate Secretary.

(iv)  Meng Hua is our Chief Financial Officer.

(v)   Less than one percent.

The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 25,000,000 shares of common stock outstanding on the date of this prospectus.

We are not aware of any agreements or arrangements among the selling shareholders listed above. To our knowledge, there are no coordinated investment efforts among the selling shareholders, and they are not acting as a "group" as that term is used in Instruction 7 to Item 403 of Regulation S-B.

                             PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sale price is fixed at $0.05 per share until our shares are quoted on the OTC Bulletin Board, thereafter, at then prevailing market prices or privately negotiated prices.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Any discounts, commissions, or concessions received by such underwriters, broker-dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders have agreed to comply with applicable securities laws. Each of the selling shareholders and any securities broker-dealer or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The offer and sale by the selling shareholders may be a "distribution" under Regulation M, in which the selling stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class of securities that are the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." In addition, Rule 101 under Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" by a selling shareholder in connection with a distribution for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities. We will not receive any of the proceeds from the sale of any of the shares by the selling shareholders.

                              LEGAL PROCEEDINGS

There are no legal actions pending against us nor are any legal actions contemplated by us.



         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


Directors and Executive Officers
--------------------------------

Each of our directors is elected by the shareholders to a term of one year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees. The board of directors does not have an audit committee financial expert.

The name, address, age and position of our officers and directors are set forth below:

   Name        Age                   Position Held
------------  ----    --------------------------------------------------------
Du Yonglin     64     President, Chief Executive Officer and Director
Wang Wulong    66     Director
Meng Hua       30     Chief Financial Officer
Zeng Qinna     28     Corporate Secretary

The following is a brief description of business experience of each of our directors and executive officers during the past five years.

Mr. Yonglin Du has been our Chairman, Chief Executive Officer and President since January 30, 2005. From 1982 to 2003, Mr. Du held various positions in China's petroleum and petrochemical industries, including Deputy Director of the Research Institute of Daqing Oilfield, Head of Petroleum and Petrochemical Division of the State Planning Commission, Deputy Director of the Energy Institute of the State Planning Commission, President of Shanghai Petroleum and Natural Gas Company. In 2000, he founded Dahua Project Management Group Co. Ltd. ("Dahua Group"), of which he has been serving as its Chairman of the Board of Directors and Chief Executive Officer. Dahua Group is a Beijing Municipal Government licensed construction project supervising business entity located in Beijing, China.

Mr. Wulong Wang has been our Director since January 30, 2005. A graduate of Beijing Post and Telecommunication University, Mr. Wang is a senior engineer and China's registered Consulting Engineer. He joined China's State Planning Commission in 1979, and served as its Deputy Chief of Investment Bureau from 1988 to 1992, Chief of Key Construction Bureau from 1992 to 1994, Chief of Investment Bureau from 1994 to 1995. From 1995 to 2002, Mr. Wang served as the President of China International Engineering Consulting Co. Limited, and from 2002 to the present as a member of the Expert Committee of China Engineering

Consulting Co. Limited, as well as a member of the Economic Commission of Chinese National People's Political Consultative Conference.

Ms. Hua Meng has been our Chief Financial Officer since January 30, 2005. She graduated from the Central University of Finance and Economics of China in July 2003 with a master degree in accounting. Ms. Meng is a Certified Public Accountant in China. From July 1999 to May 2000, she was employed at Beijing Baisheng Light Industry Development Co. Ltd. as an accountant. From July 2003 to the present, Ms. Meng has also been chief financial officer of Dahua Project Management Group Co., Ltd., a Beijing Municipal Government licensed construction project supervising business entity in Beijing, China.

Ms. Qinna Zeng has been our Corporate Secretary since January 30, 2005. She graduated from the Central University of Finance and Economics in China in July 2003 with a master degree in finance. From July 1999 to August 2000, Ms. Zeng worked for the Lichuan Branch of People's Bank of China as a statistician. From July 2003 to the present, Ms. Zeng has also been corporate secretary of Dahua Project Management Group Co. Ltd., a Beijing Municipal Government licensed construction project supervising business entity in Beijing, China.

None of our directors and officers has ever held any position in a reporting company.


Significant Employees
---------------------

There are no significant employees other than our executive officers.


Family Relationships
--------------------

There are no family relationships among directors or officers.


Involvement in Certain Legal Proceedings
----------------------------------------

During the past five years, none of our officers, directors, promoters or control persons has had any involvement in any of the following events:

   1. Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

   2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

   3. Being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or

   4. Being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics
--------------

Our Board of Directors established a written code of ethics that applies to our executive officers and financial officers. A copy of the code of ethics has been filed as Exhibit 14.1 of this prospectus and or may be obtained by any person, without charge, who sends a written request to Dahua Inc. c/o Corporate Secretary, 19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. We will disclose any waivers or amendments to our Code of Business Code and Ethics on Item 10 of a Form 8-K.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners
-----------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 16, 2006, each person who is known by us to own beneficially more than 5% of our outstanding common stock. We have only one class of securities outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                     Name and Address of        Amount & Nature of
Title of Class        Beneficial Owner           Beneficial Owner    Percent of Class
-------------- ----------------------------   ---------------------  ----------------
Common Stock      Yonglin Du                    1,900,000 shares          7.60%
                  19th Floor, Building C,
                  Tianchuangshiyuan,
                  Huizhongbeili,
                  Beijing, China, 100012
-------------------------------------------------------------------------------------



Security Ownership of Management
--------------------------------

The following table sets forth certain information, as of October 16, 2006, as to each class of our equity securities beneficially owned by all of our directors and nominees, each of the named executive officers, and our directors and executive officers as a group.


                        Name and Address of            Amount & Nature of
 Title of Class         Beneficial Owner(1)             Beneficial Owner     Percent of Class
---------------  --------------------------------   ----------------------  ------------------
Common Stock      Yonglin Du(2)                         1,900,000 shares          7.60%
                  19th Floor, Building C,
                  Tianchuangshiyuan,
                  Huizhongbeili,
                  Beijing, China, 100012





Common Stock      Qinna Zeng (3)                           72,500 shares           * (4)
                  #1712, Courtyard 5,
                  Beiyuan Road, Chaoyang District,
                  Beijing

Common Stock      Hua Meng (5)                             15,000 shares           *
                  # 8104, Courtyard
                  11, Anning Zhuang,
                  Xisanqi, Haidian District,
                  Beijing

Common Stock      Wang Wulong                                  Nil                  Nil
                  c/o Dahua Inc.
                  19th Floor, Building C,
                  Tianchuangshiyuan,
                  Huizhongbeili,
                  Beijing, China, 100012

                  All officers and directors
                  as a group                               1,987,500               7.95%
---------------------------------------------------------------------------------------------

(1) 	The persons named above do not have any specified rights to acquire, within 60 days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

(2) 	Yonglin Du is our CEO, President and a director.

(3) 	Qinna Zeng is our Corporate Secretary.

(4) 	Less than one percent of the total number of shares outstanding.

(5) 	Hua Meng is our Chief Financial Officer.

We do not have any securities that are convertible into common stock.


Changes in Control
------------------

There are no arrangements that the management is aware of that may result in changes in control as that term is defined by the provisions of Item 403(c) of Regulation S-B. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.



                           DESCRIPTION OF SECURITIES

We are authorized to issue up to 80,000,000 shares of our common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.0001 par value per share.

As of October 16, 2006, there were 25,000,000 shares of common stock issued and outstanding, and no shares of preferred stock were issued and outstanding.


Common Stock
------------

The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Shareholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.


Preferred Stock
---------------

As of the date of this prospectus, there were no preferred shares that have been designated or issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable laws of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.


Debt Securities
---------------

As of the date of this prospectus, we do not have any debt securities.


Other Securities To Be Registered
---------------------------------

There are no other securities to be registered.



                      INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements included in this prospectus and the registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, to the extent and for the periods set forth in their reports appearing elsewhere in this document and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Schonfeld & Weinstein, L.L.P., our legal counsel, has provided an opinion on the validity of our common stock. We retained him solely for the purpose of providing this opinion and have not received any other legal service from him.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.



           DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                   FOR SECURITIES ACT LIABILITIES


Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Articles of Incorporation. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.



                      ORGANIZATION WITHIN LAST FIVE YEARS


Dahua Inc. ("we" or the "Company") was incorporated on March 8, 2002, in the State of Delaware under the name of Norton Industries Corp. ("Norton") as a blank check company for the purpose of either merging with or acquiring an operating company with operating history and assets. In June 2002, the Company filed a registration statement on Form 10-SB with the Securities and Exchange Commission ("SEC") in order to become a Section 12(g) registered company under the Securities Exchange Act of 1934, as amended. The registration statement became effective on or about August 10, 2002.

From March 8, 2002, to January 30, 2005, Norton conducted virtually no business other than organizational matters and filings of periodic reports with the SEC pursuant to the reporting requirements of Securities Exchange Act of 1934, as amended. The promoters, control persons and affiliates of Norton were Mr. Jianjun Zhang, Waywood Investments Ltd. ("Waywood"), Comp Hotel International Ltd. ("Comp Hotel"), and South Sea Petroleum Holdings Ltd. ("South Sea Petroleum"). Waywood is a small business consulting firm organized in the British Virgin Islands. Mr. Jianjun Zhang is the sole shareholder of Waywood. From Norton's inception in March 2002, to February 2003, Waywood owned 100% of Norton, and Mr. Jianjun Zhang, from March 2002 to January 2005, was the sole director and officer of Norton. On February 26, 2003, Waywood sold 85%, or 4,250,000 shares, of Norton's capital shares to Comp Hotel for $42,500 in cash. Comp Hotel is a travel-related service provider operating in Hong Kong, and is controlled by South Sea Petroleum, a Hong Kong corporation, whose principal business is the exploration and production of crude oil in Indonesia.

On January 30, 2005, Waywood and Comp Hotel entered into a Share Exchange Agreement with Bauer Invest Inc. for a reverse acquisition. Pursuant to the agreement, Waywood and Comp Hotel sold all of their capital stock, or 5,000,000 shares of common stock, to Bauer for retirement in exchange for $100,000 in cash and 5%, or 1,000,000 shares of Norton's post-merger common stock. To effectuate the reverse acquisition, Norton issued 19,000,000 shares of its common shares to 108 shareholders of Bauer in exchange for 100% of shares in Bauer on a pro rata basis, i.e. the number of shares received by each shareholder is proportionate to the number of shares he/she had originally owned in Bauer. Following the transaction, on February 7, 2005, the name of Norton was changed to Dahua Inc.

Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., an operating company organized in the People's Republic of China ("Dahua Real Estate"). As a result of the reverse acquisition, Bauer became our wholly owned subsidiary, and the shareholders of Bauer became our controlling shareholders. This transaction was accounted for as a recapitalization, rather than a business combination. Under accounting principles generally accepted in the United States of America, after completion of this transaction, the Company files prior historical financial information of Bauer and its subsidiaries for the years prior to the acquisition on a stand-alone basis. The continuing operations of the Company will reflect the consolidated operations of Dahua and its subsidiaries.

On May 12, 2005, Dahua Real Estate increased its registered capital, in which the company increased its investment in Dahua Real Estate by $2,265,600 and the minority shareholder of Dahua Real Estate increased its investment by $566,265. Dahua Project Management Group ("Dahua Group") advanced the Company funds to allow for the increase in investment, which amount was recorded as short-term loans-related parties. On September 21, 2005, the Company issued, on a pro rata basis, an aggregate of 4,750,000 shares of its common stock to shareholders of Dahua Group in exchange for the conversion of the short-term loan ($2,265,600) to equity shares. In connection with issuance of additional shares, pursuant to a no-dilution clause of the Share Exchange Agreement dated January 30, 2005 the Company entered into with Comp Hotel and Waywood, on September 21, 2005, the Company issued 212,500 and 37,500 shares of our common stock to Comp Hotel and Waywood, respectively.

Bauer was incorporated on December 10, 2003, under the laws of the British Virgin Islands. On May 25, 2004, the shareholders of Dahua Group transferred to Bauer 80% of the capital stock of Dahua Real Estate in exchange for all the capital stock of Bauer. Dahua Group is a Beijing Municipal Government licensed construction project supervising business entity in Beijing, China. This transaction was accounted for as a recapitalization of Dahua Real Estate, rather than a business combination. Before the stock transfer, the shareholders of Dahua Group owned 80% of capital stock of Dahua Real Estate, and Beijing Dahua Bidding Agency owned the remaining 20%. Beijing Dahua Bidding Agency is a Chinese corporation servicing construction companies in biddings for major construction projects. After the transfer, the shareholders of Bauer replaced the shareholders of Dahua Group as holder of 80% of the capital stock of Dahua Real Estate, while Beijing Dahua Bidding Agency still owns the remaining 20%. Both Bauer and Dahua Group were owned by the same group of shareholders in the same proportions prior to the acquisition by Norton.

Prior to the acquisition, other than owning 80% of Dahua Real Estate's capital stock, Bauer had no operations. Dahua Real Estate was incorporated in China on September 24, 2001, to engage in the development, construction, and sale of luxury single-family housing units. Both Norton and Bauer were non-operating shell companies and incurred minimal costs to acquire Bauer or Dahua Real Estate, and therefore there was no need for adjustments for any costs incurred by Norton or Bauer to be "pushed down" in the accounts of Norton, Bauer or Dahua Real Estate. Dahua Real Estate did not incur any other costs which were required to be "pushed down" for the completion of the transaction.

The promoters, control persons and affiliates of Bauer Invest, Inc. and Dahua Real Estate are Mr. Yonglin Du and Dahua Group. Prior to the acquisition, a group of shareholders owned 100% of Dahua Group, and the same group of the shareholders owned 100% of Bauer in the same shareholding proportion as they owned Dahua Group. At present, the same group of shareholders own 95% of Dahua Inc. Yonglin Du, our CEO and President, also acts as president of Dahua Group and Bauer. In 2000, Mr. Du founded Dahua Group and has since been its Chairman of the Board of Directors and Chief Executive Officer. Dahua Group is a Beijing Municipal Government licensed construction project supervising business entity which is operating in Beijing, China. Since January 30, 2005, Mr. Du has been our Chairman of the Board of Directors and Chief Executive Officer.

The Company has not been involved in any bankruptcy, receivership or similar proceedings.



                          DESCRIPTION OF BUSINESS


We, through our 80% owned subsidiary Beijing Dahua Real Estate Development Ltd. ("Dahua Real Estate"), engage in the business of development, construction and sale of luxury single-family homes in the northern suburb of Beijing, China.


Development Projects
--------------------

In July 2003, the Company began to develop its first real estate project. The project is called the first phase of Dahua Garden (the "First Phase"), which consists of 76 luxury residential housing units, all of which are single houses ranging from approximately 2,000 to 5,000 square feet, each with 3-4 bedrooms with built-in closets and adjacent bathrooms, an open eat-in kitchen, a family room, a living room, and an attic solarium for indoor sun bathing. Those homes are within reasonable driving distances from Beijing metropolitan areas. The project is located at the northern skirt of Beijing, China. The property being developed sits on a hot spring, spewing 10,000 cubic meters per day providing every house with hot spring water for baths. The water temperature at the mouth of the hot spring is over 60 degrees centigrade. The surplus hot spring water is discharged into the surrounding creeks and ponds, making them unfrozen all year round.

The average sales price is around 1,500 yuan (approximately $187) per square foot. The price does not include interior finishing, light fixtures, plumbing and appliances, which are custom tailored to suit individual tastes and preferences of the buyer from a menu of options. The average cost for interior finishing is approximately 200 yuan (approximately $25) per square foot. The interior finishing can be done by outside contractors of the buyer's choice.

The First Phase is constructed on land licensed from the government of China for a period of 70 years, which expires on April 27, 2073. The granting of land use licenses is a common practice in China as all land is government-owned, and, at present, no option to purchase land has ever been granted. Pursuant to the laws of China, all land belongs to the government. Regardless of whether real estate is purchased or sold for residential or business purposes, the purchaser will receive the ownership license and a permit to only use the land, as opposed to owning the land. Upon transfer of title of the units to the owners, we will not have any interest in such units or licensed land.

The construction began in July 2003 and was completed in December 2005. As of June 30, 2006, fifteen (15) units have been sold, 34 units were reserved with clients' deposits, and 27 units were available for sale. As of the date of this prospectus, 23 units have been sold, 28 units were reserved with clients' deposits, and 25 units were available for sale. The remaining housing units are expected to be reserved with deposits by the end of December 2006.

We are currently in the process of applying with Beijing municipal and Changping district government agencies for the requisite licenses, permits, and approvals in order to start our Second Phase of Dahua Garden, which will include 250 units of luxury single-family houses located in Changping District, Beijing, China, on an approximately 267,000 square-meter site with a community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. Each will be 3,000 to 5,000 square feet in size to be sold for 4.5 to 6 million yuan, or approximately $550,000 to $720,000. We will serve as the sole developer of the project, including construction and sales. The Second Phase is not contingent upon our successful completion of the First Phase. As of the date of this prospectus, the status of our applications for permits, licenses and approvals is set forth below:

  (i) We have entered into an agreement with the land owner, the Village Committee of Lutuan Village, Beiqijia Township, North Changping District, which has been approved by the government of Beiqijia Township;

  (ii) Upon receipt of such approval, we have submitted a proposal for the Second Phase development to the Development and Reconstruction Commission of Changping District, which, in turn, submitted the proposal to the Development and Reconstruction Commission of Beijing Municipal government;

  (iii) Upon receipt of the proposal, the Development and Reconstruction Commission of Beijing sent a letter to the Urban Planning Commission of Beijing for its opinion, which it is reviewing; and

  (iv) We are currently applying with the National Land Resource Bureau and Housing Administration Bureau of Beijing Municipality for the initial development rights and land use rights of the Second Phase development.

In addition to the above permits and approvals, we will need a permit to commence construction by Beijing Municipal Construction Commission. We expect to obtain the permit before the end of June 2007. There is no assurance that said permit will be issued within the timeframe anticipated. The construction will take up to 18 to 20 months to complete, and we expect to commence sales in the end of 2008.

Home Construction
-----------------

We act as the general contractor for our residential home developments and hire subcontractors for all construction activities. The use of subcontractors enables us to reduce our investment in direct labor costs, equipment and facilities. We generally price our housing only after we have entered into construction contracts with subcontractors, an approach which improves our ability to estimate costs accurately.

As the general contractor, we select our subcontractors for construction through a competitive bidding process. In addition to the bid price, our criteria include the bidders' experience, reputation, recommendations and references from other developers. The construction prices are capped and cover all materials and labor needed to complete the construction under the construction contract. The bid-winning subcontractor will make advance payments for all materials and labor. We make payments to the subcontractors over time upon completion and acceptance of certain phases of construction according to agreed-upon milestones specified in the construction contract.

Our competitive bidding process includes the following steps: (1) Bid invitation registration, (2) Bid invitation announcement, (3) Bid submission,
(4) Pre-screening of bidders' qualifications, (5) Purchase of bid document package by the pre-qualified bidders, (6) Opening bids, (7) Assessment of bids,
(8) Selection and determination of the winning bidder, (9) Notice of award, and
(10) Execution of the construction contract.

To assure quality, construction has been monitored by Beijing Aocheng Construction Management Ltd. ("Aocheng") and by construction quality control authorities under the Changping District government. Aocheng is not a related party. We entered into an agreement with Aocheng on September 24, 2003. The agreement covered a period from October 15, 2003 to June 20, 2004. The total management fee was 333,860 yuan, or approximately $40,000, paid in four installments: (1) 10% within 10 days after the management company staff enters the construction site; (2) 60% within one week after the roof of the main building structure is completed; (3) 25% within 14 days after examination and acceptance of construction; and (4) 5% on the first anniversary of acceptance of construction. Although the contract has expired, according to Chinese law, the company in charge of quality control of a construction product bears life-long responsibility for the quality of such construction. Thus, Aocheng shall remain responsible for quality assurance of our construction.

As the general contractor, we are responsible for all planning, scheduling and budgeting operations. There is an on-site superintendent who oversees the subcontractors. We supervise the construction of our project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes.

Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with our subcontractors are generally entered into after competitive bidding on an individual basis. We generally obtain information from prospective subcontractors and suppliers with respect to their financial conditions and abilities to perform under their agreements prior to commencement of a formal bidding process. The services performed for us by subcontractors are generally readily available from a number of qualified subcontractors.

We use, to the extent feasible, standardized materials in our commercial construction and homebuilding operations in order to permit efficiencies in construction and material purchasing that can result in higher margins. Our subcontractors generally negotiate the purchase of major raw material components such as concrete, lumber and structural steel. They are responsible for what they purchase and for what they pay for. Raw materials used in our operations are generally readily available from a number of sources but prices of such raw materials may fluctuate due to various factors, including supply and demand.

As the general contractor, we are not subject to any bonding and/or insurance requirements under Chinese law and common practice in housing construction. We may suffer heavy or total losses in the event of fire, earthquake or other disasters.

To date, we have not encountered any problems that would affect the delivery date of our First Phase units, nor have we experienced a significant increase in prices of materials.

The First Phase is subject to government inspections prior to transfer of title to buyers. The purpose of the inspection is to ensure that real estate developers adhere to government standards of quality and safety.

Other Government regulations that we must adhere to are:

    o Any structures being constructed must be for residential and commercial use;

    o  All structures must be within certain dimensions;

    o Public infrastructures must be in place, such as electrical and telephone poles, underground pipe systems;

    o There must be various safety access routes in case of emergencies such as fire or earthquake;

    o  Construction must not violate environmental laws in effect; and

    o  Compliance with certain infrastructure standards.

To date we have not violated any of the above-noted regulations.

We typically obtain all necessary development approvals, complete a satisfactory environmental assessment of the site, secure any necessary financing and complete other due diligence deemed appropriate by us prior to becoming obligated to commence the construction.


Acquisition of Land-Use Rights
------------------------------

The residential home development process in China generally consists of three phases: (1) acquisition of land-use rights; (2) land development and construction; and (3) sale. The development cycles vary depending on the extent of the government approvals required, the size of the development, necessary site preparation, weather conditions and marketing results.

The whole development process for our First Phase is set forth below.

The date enclosed in the parenthesis following each step indicates the date on which such approval was granted.

   1. Signing of a land use rights transfer agreement with the owner of such rights, i.e. Lutuan Village Committee of Beiqijia County, Changping District, Beijing. Said agreement was then submitted to the Beiqijia County Government for approval (September 25, 2001).

   2. Preparation of a Proposal of the First Phase of Dahua Low Density Residential Development Subdivision, which, after approval by Beiqijia County Government and Changping District Government, was submitted to the Development and Reconstruction Commission of Beijing Municipal Government for approval
(2001).

   3. Approval of the Proposal by the Development and Reconstruction Commission of Beijing Municipal Government after consultation with Beijing Construction Commission and Planning Commission (June 12, 2002).

   4. Submission of the Proposal by the Land Resources Bureau of Changping District to Beijing National Land Resources Bureau to apply for changing the nature of the proposed construction site from collective-owned land to state-owned land (November 8, 2002).

   5. Signing of a "Land Use Rights Transfer Agreement" with Beijing National Land Resources Bureau and Beijing Housing Administration, making payment of land use fee, and obtaining the "National Land Use Permit" (October 20, 2003).

   6. Submission of a detailed development plan to Beijing Planning Commission to obtain "Development Planning Permit" and "Development Construction Permit" (September 4, 2003 and September 28, 2003).

   7. Upon issuance of the four Permits as set forth above, submission of an application to Beijing National Land Resource Bureau and Beijing Housing Administration for the "Residential Housing Pre-sale Permit" (November 2003 and June 2, 2004).

The above-mentioned Permits are needed for all real estate development projects in Beijing. Upon issuance of the "Residential Housing Pre-sales Permit", we may begin to sell housing units to the public. After signing a purchase agreement with the buyer, the agreement is recorded at the National Land Resource Bureau and Housing Administration of Changping District, Beijing.


Sales and Marketing
-------------------

Our sales and marketing activities are conducted principally through our sales employees. They are paid by base salary, plus sales commission, which is 0.3% of gross sales. We have no single customer that will account for any substantial portion of our sales revenues.

Our residential homes are targeted toward buyers who desire high quality property with many attractive features on which to build luxury homes for use as their primary residences, vacation retreats, retirement residences, or investments. Our target buyers include upper and middle class Chinese citizens and foreign nationals working in Beijing and the surrounding area, such as Shanxi and Hebei provinces, ranging from 30 to 60 years of age, including private entrepreneurs, senior executives, technology elites, college professors and self-employed professionals. The foreign nationals are expatriates of foreign companies based in China. Our strategy for remaining competitive in this market involves building on our reputation of offering quality homes;
using our own sales offices and personnel; and offering properties with many appealing features, such as trails, water access, creeks, and attractive views.

We sell our homes through our sales representatives who typically work from sales offices located in the model homes at the development site. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, preview of model homes and the selection of options. Our sales representatives are trained by us and generally have had prior experience selling new homes in the local market. We also market our homes for sale through direct mailing to an identified population of prospective buyers and, to a lesser extent, through other media, including newspapers, television and radio advertising, airplane advertising, product tie-ins, billboards and other signage. For the years ended December 31, 2005 and 2004, our advertising expenses were $98,970 and $122,534, respectively, and $378,394 and $60,944 for the six-month periods ended June 30, 2006 and 2005, respectively.

Homes are sometimes reserved with deposits prior to or during construction using sales contracts which are accompanied by cash deposits. After receiving the Residential Housing Pre-sale Permit issued by the government, we, the developer, are permitted by government authorities to pre-sell the residential units to be built to the public, which is common practice in China. Upon execution of a binding purchase contract between the developer and the buyer, a deposit, ranging from 10% to 20% of the sales price, is required to be made to the developer, which we use to construct our residential units. As of June 30, 2006, the balance of our customer deposits was $8,210,902.

Our sales are made pursuant to a standard sales contract. Subject to particular contract provisions, we generally permit purchasers to cancel their contractual obligations in the event mortgage approvals are unobtainable within a specified period of time and under certain other circumstances, including rescission rights which may be given under local law. We believe that our cancellation rate is consistent with that generally experienced at other similar home developments, which stands at 5.5%. To date we have two contracts that have been cancelled.

Although we believe that our cancellation rate is consistent with that generally experienced at other similar home developments, which stands at 5.5%, the possibility of clients, even though they have put down a certain amount of deposit, turn out choosing not to purchase our housing units creates an uncertainty and risk to our results of operations.

To assist in the marketing of our homes and to limit our liability for certain construction defects, we sell our homes subject to a limited warranty that is provided by our subcontractors. We don't provide any kind of warranty to homebuyers. Our subcontractors are responsible for the cost to repair major structural defects, roofing, internal walls, heating, tiling problems, if any, for a certain period of time, from one to five years. The foregoing repair costs are limited by our subcontractors' policy to the repair, replacement or payment of the reasonable cost of repair or replacement of such warranted items not to exceed an aggregate amount equal to the final sales price of the home covered by the warranty. Once all homes have been constructed and sold, we do not have any post-sale obligations.


Home Buyer Financing and Deed Application
-----------------------------------------

We do not provide financing to prospective homebuyers. Approximately 25% of homebuyers in China currently use their savings or funds from their relatives to pay for the houses they buy. We are permitted to pre-sell our homes before they are built. It usually takes 18 to 24 months from ground breaking to completion, within which the homebuyers make installment payments to the developer. At the time of completion and delivery, the purchase price will have been paid in full. After viewing the model units, the potential buyer usually leaves 30,000 yuan, or $3,750, refundable deposit, upon receipt of which we will hold the unit for that buyer. The potential buyer may withdraw the commitment within two weeks and receive a full refund of said deposit. The parties may also enter into a binding contract, and the buyer is required to make a 10% to 20% down payment at the time of signing. Thereafter, the buyer makes installment payments every 2 to 3 months until the purchase price is paid in full. The actual payment terms vary on a case-by-case basis depending on negotiations.

The majority of homebuyers in China need to finance their homes with mortgage loans from banks. To facilitate their mortgage application, most developers in China, including us, are involved in the buyers' mortgage application process. We first initiate negotiations with two banks to obtain a blanket lending commitment which covers all potential buyers for the homes to be built by us. If a potential buyer needs financing, we conduct a preliminary screening of the buyer's creditworthiness. Then we forward the mortgage applications to the banks for further processing, which usually takes 30 to 60 days. Upon approval of the mortgage extended to each buyer by the banks, the loan proceeds are transferred directly to our bank account, rather than the buyer's. We have not, and will not receive any finder's fees or referral fees from the banks.

It is customary in China that developers may, depending on the type of property, use up to 95% of the loan proceeds so obtained to meet their working capital needs. The banks require that 5% to 20% of the proceeds be set aside. On our balance sheets, such loan proceeds are treated as customer deposits. We have not taken any measure to safeguard customer deposits because currently Chinese law does not require that such deposits be placed in an escrow or trust account for safeguarding purpose.

The life of a mortgage loan in China can be up to 30 years. Because our Dahua Garden project is considered luxury housing, the maximum life of mortgage loans is 20 years. The mortgage rates, which are flexible in nature, are dictated by the Chinese central government based on prime commercial lending rates from time to time. Due to competition among lending institutions, mortgage rates can be adjusted downward by up to 10%. The mortgage rates currently range from 5.51% to 6.12%, which are applied to primary residence and second home, respectively.

Unlike the United States, deeds for newly-built homes in China are applied for by the developer with the government, which owns the land. Upon issuance of the deeds, the developer distributes the deeds to individual homeowners. In order to obtain government approval of deeds, the developer must have obtained all requisite permits and licenses and paid all fees and taxes. Before the actual issuance of deeds, the ownership of the real property remains with the developer even if the homes have already been reserved with deposits. Generally, the developer will wait until all homes are completed to apply for the deeds in a blanket application, which takes approximately 40 to 60 days. Before the issuance of deeds, the title to the homes legally remains with the developer.


Regulation
----------

Real estate development is a highly regulated industry in China, and we are subject to extensive local, district, municipal and national rules and regulations regarding permitting, zoning, subdivision, utilities and water quality. Regulation is carried on by municipal, district, and national authorities, of which the municipal and district governments have the greatest regulatory impact. The City of Beijing, in which we operate, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Such regulation may delay development of our properties and result in higher developmental and administrative costs.

To engage in the business of real estate development and sale of residential units in Beijing, China, certain government approval is required. We have obtained all necessary licenses and permits, which include (i) State-Owned Land Using License issued by Beijing Land Resources and Residential Housing Management Bureau; (ii) Constructive Lands Planning License issued by Beijing Planning Committee; (iii) Constructive Project Construction License issued by Beijing Construction Committee; (iv) Constructive Project Planning License issued by Beijing Planning Committee; and (v) Commercial Residential House Pre-Sales License issued by Beijing Land Resources Bureau and Building Management Bureau.

To date, we are in material compliance with these laws and regulations.


Environmental Matters
---------------------

We are subject to China's national and local environmental protection laws. These laws could hold us liable for the costs of removal and remedy of certain hazardous substances or wastes released on our property regardless of whether we were responsible for the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remedy them, may have a material adverse effect on our results of operations and financial condition. As of the date of this prospectus, we are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with our property and operations. To date, we have not incurred any costs in complying with environmental laws and regulations. We believe that we are in material compliance with these laws and regulations.


Patents and Trademarks
----------------------

We do not own any patents or trademarks.


Product Research and Development
--------------------------------

To date we have not conducted any product research and development. We do not plan to conduct any product research and development activities in the next twelve months.

Employees
---------

As of October 16, 2006, we had 22 full-time employees. We expect that there will be no significant changes in the number of employees in the coming twelve months. None of our employees is represented by trade unions. We consider our employee relations to be satisfactory.



              MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We were incorporated on March 8, 2002 in the State of Delaware under the name of Norton Industries Corp. ("Norton") as a blank check company for the purpose of either merging with or acquiring an operating company with operating history and assets. From March 8, 2002 to January 30, 2005, Norton had conducted virtually no business other than organizational matters and the filings of periodic reports with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended.

On January 30, 2005, Norton entered into a share exchange agreement, by which Norton acquired all of the capital shares of Bauer Invest Inc. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., an operating company organized in China ("Dahua Real Estate"). As a result of this transaction, Bauer became our wholly owned subsidiary. This transaction was accounted for as a recapitalization, rather than a business combination. Under accounting principles generally accepted in the United States of America, after completion of this transaction, we filed prior historical financial information of Bauer and its subsidiaries, on a stand-alone basis, for two years prior to the acquisition. Our continuing operations will reflect the consolidated operations of Dahua and its subsidiaries.

We, through our subsidiary Beijing Dahua Real Estate Development Ltd., are engaged in the business of development, construction and sale of luxury residential single-family homes in Beijing, China. In July 2003, we began to develop our first real estate project, Dahua Garden (the "First Phase"), which consists of 76 luxury residential units, all of which are single-family houses ranging from approximately 2,000 to 5,000 square feet, each with 3 - 4 bedrooms. The construction site is located at the northern skirt of Beijing, China. The construction began in July 2003 and was completed in December 2005. As of June 30, 2006, 15 units have been sold, 34 units were reserved with clients' deposits, and 27 units were available for sale. As of the date of this prospectus, 23 units were sold, 28 units were reserved with clients' deposits, and 25 units were available for sale.


Plan of Operations
------------------

For the next 12 months, we plan to do the following.

(1) To date, we have made the full payment to the government, which amounts to approximately 20,000,000 yuan, approximately $2.49 million, for the acquisition of land use rights. We are applying for deeds for our newly built homes with the government. Upon receipt of the deeds, we will distribute the deeds to individual homeowners. We expect to complete this process by the end of 2006.

(2) As of the date of this prospectus, there are 25 housing units available for sale. For the next a few months, we will continue to sell those remaining units to the public. At present, we don't know when they can be sold, although we expect that they can be reserved with deposits by the end of December 2006. There is no significant amount of budget required.

(3) We are currently in the process of applying with Beijing municipal and Changping district government agencies for the requisite licenses, permits, and approvals in order to start the Second Phase of Dahua Garden, which will include 250 units of luxury single-family houses located in Chanping District, Beijing, China, on an approximately 267,000 square-meter site with a community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. Each will be 3,000 to 5,000 square feet in size to be sold for 4.5 to 6 million yuan, or approximately $550,000 to $720,000. We will serve as the sole developer of the project, including construction and sales. The Second Phase is not contingent upon our successful completion of the First Phase. As of the date of this prospectus, the status of the Company's applications for permits, licenses and approvals is set forth below:

    (i) We have entered into an agreement with the land owner, the Village Committee of Lutuan Village, Beiqijia Township, North Changping District, which has been approved by the government of Beiqijia Township;

    (ii) Upon receipt of such approval, we have submitted a proposal for the Second Phase development to the Development and Reconstruction Commission of Changping District, which, in turn, submitted the proposal to the Development and Reconstruction Commission of Beijing Municipal government;

    (iii) Upon receipt of the proposal, the Development and Reconstruction Commission of Beijing sent a letter to the Urban Planning Commission of Beijing for its opinion, which it is reviewing; and

    (iv) We are currently applying with the National Land Resource Bureau and Housing Administration Bureau of Beijing Municipality for the initial development rights and land use rights of the Second Phase development.

In addition to the above permits and approvals, we also need to obtain a permit to commence construction by Beijing Municipal Construction Commission. We expect to obtain this permit by the end of June 2007. There is no assurance that said permit will be issued within the timeframe anticipated. There is no significant amount of budget required.

(4) After we obtain all necessary permits and approvals, we plan to begin our construction of 250 units of luxury single-family homes. We plan to begin our Second Phase of Dahua Garden in the middle of 2007. The construction will take up to 18 to 20 months to complete, and we expect to commence sales in the end of 2008. It is estimated that approximately $60.5 million is needed to complete the project.

Results of Operations
---------------------

For the Six Months Ended June 30, 2006 and 2005
-----------------------------------------------

Revenues

We began our First Phase of Dahua Garden construction, which consists of 76 luxury residential units, in July 2003. The construction was completed in December 2005. For the six months ended June 30, 2006, 9 units were sold, and 7 units were reserved with clients' deposits. During this period, sales revenue of $3,410,347 was recognized from the sale of our housing units. No sales revenues was recognized for the same period of the prior year because the house construction was not completed at that time, and all clients' deposits and installment payments were recorded as customer deposits until physical delivery and release of any Company's guarantees to the financing bank.

Cost of Goods Sold

Cost of goods sold consists primarily of land acquisition and development costs, engineering, infrastructure, capitalized interest, and construction costs. For the six months ended June 30, 2006, our cost of goods sold was $2,048,627, approximately 60.0% of the sales. No cost of goods sold was recorded for the six months ended June 30, 2005, because no houses had been sold.

Operating Expenses

During the six months ended June 30, 2006, our operating expenses were $710,381 as compared to $261,252 during the six-month period in 2005, an increase of $449,129 or 172%. The increase was primarily due to substantially increased advertising expenses, which increased approximately 520%, from $60,944 for the six-month period ended June 30, 2005 to $378,394 for the same period of 2006. Selling, general and administrative expenses of the Company also increased, from $165,785 for the six months ended June 30, 2005 to $281,825 for the same period of 2006, or 70.0%, largely due to increased sales and marketing activities in 2006.

Net Income (Loss)

For the six months ended June 30, 2006, we had a net income of $299,242, or $0.01 per share, as compared with a net loss of $207,735, or $0.01 per share, for the same period of the prior year.


Years Ended December 31, 2005 and 2004
--------------------------------------

Revenues

We began our First Phase of Dahua Garden construction, which consists of 76 luxury residential units, in July 2003. The construction was completed in December 2005. For the year ended December 31, 2005, we have sold 6 units out of 76 units, and 27 units were reserved with clients' deposits. For the year ended December 31, 2005, we recognized sales revenues of $2,267,399 from the sale of our housing units. No sales revenues was recognized for the year ended December 31, 2004 because the house construction was not completed at that time, and all clients' deposits and installment payments were recorded as customer deposits until physical delivery and release of any Company's guarantees to the financing bank.

Cost of Good Sold

Cost of good sold consists primarily of land acquisition and development costs, engineering, infrastructure, capitalized interest, and construction costs. For the year ended December 31, 2005, our cost of good sold was $1,530,731. No cost of good sold was recorded for the year of 2004, because no houses had been sold.

Operating Expenses

For the year ended December 31, 2005, our operating expenses decreased by $68,810, or 12.6%, to $474,588 from $543,398 in the prior year, mainly due to the substantial completion of our First Phase of Dahua Garden housing project. Except other general and administrative expenses, which increased $20,688, or 7.4%, all expense items, such as advertising and payroll expenses were substantially reduced.

Net Income (Loss)

For the year ended December 31, 2005, we had net income of $137,182, or $0.01 per share, as compared with net loss of $432,866, or $0.02 per share, for the year of 2004.

Liquidity and Capital Resources

Since inception, our operations have been primarily funded by equity capital, unsecured short-term loans from Dahua Project Management Group ("Dahua Group"), our affiliate, and customer deposits that we received from our pre-sale of housing units.

After receiving the Residential Housing Pre-sale Permit issued by the government, we are permitted to sell the residential units to be built to the public, which is common practice in China. Upon execution of a binding purchase contract between the developer and a homebuyer, a deposit and installment payments are required to be made to the developer, which we use to construct our residential housing units. As of June 30, 2006, our customer deposit balance was $8,212,902.

We also borrow from time to time based on a verbal line of credit agreement from Dahua Group, our affiliate. The funds borrowed are unsecured and there is no upper limit on the amount of money that we can borrow as long as there are funds available and we need it for our operations. The money we borrow under this arrangement bears interest at an annual rate of 6%, repayable within 30 days upon demand by the lender. As of June 30, 2006, the short-term loans due to related parties had a balance of $5,271,939, and accrued interest of $560,140.

As of June 30, 2006, we had cash and cash equivalents balance of $2,231,718. For the six months ended June 30, 2006, our operating activities provided $2,047,585 of net cash, largely due to net income of $299,242, and increase in customer deposits of $1,906,235. During the six months ended June 30, 2006, our investing activities used $165,899 of net cash, mainly for the purchase of property and equipment and an increase in loans receivable. For the same period, the financing activities used net cash of $97,455 in making payment on loans payable.

Our First Phase of Dahua Garden was completed in December 2005. We are currently applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start our Second Phase of Dahua Garden. It is estimated that approximately $60.5 million is needed to complete the Second Phase. In addition to customer deposits, and short-term loans (line of credit) from Dahua Group, the proceeds generated from sale of the First Phase will also be used to finance the Second Phase development. There are no material commitments for capital expenditures.

While there can be no assurance that we will have sufficient funds over the next twelve months, we believe that funds generated from the sale of our First Phase of Dahua Garden housing units, purchaser deposits from pre-sale contracts, and the line of credit provided by our affiliate, Dahua Group, will be adequate to meet our anticipated operating expenses, capital expenditure and debt obligations for at least the next twelve months. Nevertheless, our continuing operating and investing activities may require us to obtain additional sources of financing. In that case, we may seek financing from institutional investors, banks, or other sources of financing. There can be no assurance that any necessary additional financing will be available to us on commercially reasonable terms, if at all.


Off-Balance Sheet Arrangements
------------------------------

We entered into an agreement with two banks that extended mortgage loans to our home buyers, where we agree to provide a certain limited guarantee, which covers the risk before the conveyance of title upon closing. Upon initiating the loan on behalf of the buyer for the down payment, the Bank has withheld a percentage ranging from 5% to 20% of the loan and deposited such funds into a segregated account in each bank. At June 30, 2006, the balance of this separate account was $375,349. Since the Company does not recognize revenue when its receivables are subject to future subordination, the entire amount that could become payable to the bank under the limited guarantee is recorded as a liability on the balance sheet and is included in customer deposits.


Critical Accounting Policies and Estimates
------------------------------------------

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, which are based on our historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that revenue recognition is one of our more significant judgments and estimates used in the preparation of our financial statements.


Revenue Recognition
-------------------

The Company recognizes revenue on the sale of a house when the consummation of a sale is evidenced by: 1) a contractual arrangement that is binding to both parties; 2) the exchange of all consideration (i.e. the seller has transferred to the buyer the usual risks and rewards of ownership and the buyer has made payment in full to the seller); 3) the arrangement of all permanent financing for which the seller is responsible and; 4) the performance of all conditions precedent to closing. No revenue is recognized when the Company's receivable is subject to future subordination, as is the case when the Company guarantees a bank loan for the period prior to the certification of title transfer.


Inventory Valuation and Related Prepaid Construction Costs

The inventories are valued at cost based on the level of completion. No provision for potential obsolete inventory has been made. Prepaid construction costs consist of payment to our subcontractors before they provide us services. Prepaid construction costs were converted into inventory when the subcontractors finished their work.

At each balance sheet date, we review the carrying amounts of our tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the greater of net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating units) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately.



                           DESCRIPTION OF PROPERTY

We do not own any real estate properties other than the residential units we develop for sale. Our executive offices are located in an office complex of approximately 2,000 square feet at 19th Floor, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. This office space is provided by Beijing Guohong Dahua Economic Research Center, a member of the Dahua Group. We have contracted with Beijing Guohong Dahua Economic Research Center to provide administrative and management services. Included in those services are the payment of officer salaries and provision of office space and other shared costs and services. We accrued $74,349 and $145,103 for each year ending December 31, 2005 and 2004 respectively, into short- term loans due to related parties for payment of the services. We believe that these facilities are adequate for our current and anticipated needs.


Investment Policies
-------------------

At present we have no established policy with respect to investments on real estate or interests in real estate. However, we intend that substantially all of our investments will be residential luxurious single-family houses. The purpose of such investments will primarily be generating sales revenues. There are no limitations on the percentage of assets which may be invested in any one investment or type of investment. Our Board of Directors may set such policy without a vote of our shareholders. We will not invest in real estate mortgages, and we will not invest in securities of or interests in real estate investment trusts, partnership interests, or other persons primarily engaged in real estate activities.

We do not plan to limit the geographical area in which we may invest, but we expect that all of our investments will be made in metropolitan Beijing, China. We have no current plans to form a joint venture or other arrangements with third parties to engage in real estate development.

We may finance our investments through both public and private secured and unsecured debt offerings, as well as public and private placements of our equity securities. The equity securities may include both common and preferred equity issues. There are currently no restrictions on the amount of debt that we may incur. Since inception, our operating activities have been mainly financed by equity capital, an unsecured line of credit provided by Dahua Group, our affiliate, and purchaser deposits received from our pre-sale of the First Phase units of Dahua Garden.


Description of Real Estate and Operating Data
---------------------------------------------

Our only real estate project currently being developed is the First Phase of Dahua Garden, which is located in the northern suburban areas of Beijing, China, approximately 20 kilometers from the downtown of Beijing. It consists of 76 luxurious residential units, each ranging from 2,000 to 5,000 square feet in size with 3 to 4 bedrooms. The residential units are constructed on a piece of land of approximately 30 acres. The construction of all of the units has been completed and they are being sold to the public. As the developer, we do not have title to the land, the use of which is licensed from the Chinese government for a period of 70 years expiring on April 27, 2073, but we own all the residential units constructed thereon until such units are sold. There are no material mortgages, liens or other encumbrances against the land or residential units. Upon conveyance of title to the residential units to the buyer, the land use rights will be passed to the buyer.

The Second Phase of Dahua Garden development includes 250 homes located on a 267,000 square meter site with community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. We are currently applying with the Beijing municipal and local governmental authorities for all the requisite licenses, permits, and approvals.



                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Officers and Directors
----------------------------------------

As a shareholder of Bauer Invest Inc., Yonglin Du, our Chairman of the Board of Directors and Chief Executive Officer received 1,520,000 shares of our common stock as result of our reverse acquisition of Bauer on January 30, 2005. On September 21, 2005, as a result of the registered capital increase of Dahua
Real Estate, Yonglin Du, received an additional 380,000 shares of our common stock. Please see "Recent Sales of Unregistered Securities" for more detailed information. The number of shares Mr. Du received in both events was on pro rata basis, i.e., the number of shares he received is proportionate to the number of shares he owned in Bauer.

Transactions with Promoters
---------------------------

Prior to the reverse merger on January 30, 2005, Comp Hotel International Ltd. ("Comp Hotel") and Waywood Investment Ltd. ("Waywood") collectively owned 100% of capital stock of our predecessor, Norton Industries Corp. On January 30, 2005, Comp Hotel and Waywood entered into a share exchange agreement with Bauer Invest Inc., a British Virgin Islands corporation ("Bauer"), pursuant to which Comp Hotel and Waywood sold all outstanding capital shares, or 5,000,000 shares of common stock of Norton, to Bauer in exchange for $100,000 in cash and 5% of the post-acquisition shares. As a result, Waywood and Comp Hotel received 150,000 and 850,000 shares, respectively, of our common stock. The numbers of shares they received were proportionate to the respective numbers of shares they originally owned in Norton Industries Corp.

Waywood Investment Ltd. ("Waywood") is the sole promoter of our predecessor, Norton Industries Corp ("Norton"). Waywood is a small business consulting firm incorporated in the British Virgin Islands. Jianjun Zhang is the sole shareholder of Waywood. From inception of Norton until the reverse merger of Norton on January 30, 2005, Mr. Zhang was the sole director and executive officer of Norton. On February 26, 2003, Waywood entered into a stock purchase agreement with Comp Hotel International Ltd., a British Virgin Islands corporation ("Comp Hotel"), pursuant to which Comp Hotel acquired 4,250,000 shares, or 85%, of Norton's common stock from Waywood in exchange for $42,500 in cash. Comp Hotel is a travel-related service provider operating in Hong Kong, and is controlled by South Sea Petroleum Holdings Limited, a Hong Kong corporation, whose principal business is the exploration and production of crude oil in Indonesia. Immediately prior to the date of reverse merger between Bauer Invest and Norton Industries Corp., Comp Hotel, owned 85%, and Waywood owned 15%, of Norton's issued and outstanding shares, respectively.

In connection with issuance of additional common shares as a result of capital increase in our subsidiary, pursuant to a no-dilution clause of the Share Exchange Agreement dated January 30, 2005, on September 21, 2005, we issued 212,500 and 37,500 shares of our common stock to Comp Hotel and Waywood, respectively.


Related Party Loans
-------------------

Set forth below is a chart of all related party loans (lines of credit) extended to us as of June 30, 2006 and September 30, 2006:


                                                           Loan Balance
                 Party                           June 30, 2006   September 30, 2006        Date
----------------------------------------------------------------------------------------------------
Dahua Project Management Group                   $  3,740,558   $  3,764,156            October 2001
Dahua Designation Institute                           562,500        568,900          September 2003
Beijing Dahua Guohong Invest Inc.                      68,750         69,532           November 2002
Beijing Guohong Dahua Economic Research Center        265,000        268,015          September 2002
Beijing Dahua Bidding Agency                          537,500        543,616           November 2004
Donghui Du                                             52,814         53,414           December 2001
Beijing Dahua Weiye Invest Inc.                        44,817         45,327           December 2005
----------------------------------------------------------------------------------------------------
                             Total               $  5,271,939   $  5,312,960


All the related parties set forth above are parties in which Mr. Yonglin Du, our president and CEO, holds an executive position. Donghui Du is Mr. Yongling Du's son.

We entered a written loan agreement with Dahua Project Management Group. Please see Exhibit 10. 6. All other loans or lines of credit are extended based on verbal agreements. All the loans so borrowed are unsecured. The money we borrow from them bears interest at an annual rate of 6%, then prevailing market rate, repayable within 30 days upon demand by lender.


Transaction With Guohong Dahua Economic Research Center
-------------------------------------------------------

For the past two years, we have contracted with Beijing Guohong Dahua Economic Research Center, a related party, to provide us with administrative and management services. Included in those services are the payment of officer salaries and provision of office space and other shared costs and services. We accrued $145,103 and $74,349 for each year ending December 31, 2004 and 2005 respectively into short- term loans due to related parties for payment of the services. The agreements were filed as Exhibits 10.7 and 10.8.



           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


Market Information
------------------

There is no public trading market for our common stock.


Holders
-------

As of October 16, 2006, there were 110 holders of record for our common shares. We have only one class of stock outstanding.


Stock Options, Warrants and Convertible Securities
--------------------------------------------------

We have not granted any stock options or warrants to purchase shares of our common stock, and we have not issued and do not have any securities outstanding that may be converted into our common shares or have any rights convertible or exchangeable into shares of our common stock.


Dividends
---------

We have not paid any dividends since our incorporation and do not anticipate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the expansion and growth of our business.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends, after giving effect to the distribution of the dividend if: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.


Securities Authorized for Issuance under Equity Compensation Plans
------------------------------------------------------------------

We do not have any compensation plan under which equity securities are authorized for issuance.


Future Sales by Existing Shareholders
-------------------------------------

As of the date of this prospectus, there are 25,000,000 shares of common stock issued and outstanding, all of which are "restricted securities", as that term is defined under Rule 144 of the Securities Act of 1933. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition, except the shares held by Waywood Investments Ltd. (150,000 shares) and Comp Hotel International Ltd (850,000 shares). The SEC is of the opinion that Rule 144 is not available for resale transactions for securities issued by a blank check company, like Norton, and, consequently, the resale of such securities cannot occur without registration under the Securities Act. Furthermore, promoters and affiliates of a blank check company and their transferees would be considered "underwriters" under the Securities Act when reselling the securities of a blank check company. The SEC also states that these securities can only be resold through a registered offering. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

A total of 19,000,000 shares were issued, on January 30, 2005, to 108 shareholders of Bauer Invest Inc. on a pro rata basis. The number of shares received by each person is proportionate to the number of shares he/she originally owned in Bauer. The above-mentioned shares were issued pursuant to Regulation S of the Securities Act of 1933, as amended. These shares can be sold under Rule 144 resale restrictions.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

We do not have any securities that are convertible into common stock. We have not registered any shares for sale by selling shareholders under the Securities Act other than as disclosed in this prospectus.



                              EXECUTIVE COMPENSATION

We have contracted with Beijing Guohong Dahua Economic Research Center, a related party, to provide administrative and management services. Included in those services are the payment of officer salaries and provision of office space and other shared costs and services. We accrued $74,349 and $145,103 for the year ending December 31, 2005 and 2004 respectively into short- term loans due to related parties for payment of the services.


Summary Compensation Table
--------------------------

                                      SUMMARY COMPENSATION TABLE



                                                            Long Term Compensation
                                                    --------------------------------------------------
                Annual Compensation                           Awards             Payouts
---------------------------------------------------  -------------------------  ----------------------
                                                                    Securities
Name and                               Other Annual   Restricted    Underlying
Principal             Salary   Bonus   Compensation    Stock         Options/    LTIP      All Other
Position       Year    ($)     ($)         ($)        Awards ($)       SARS     Payouts   Compensation
------------------------------------------------------------------------------------------------------
Yonglin Du    2005    24,145     -         -             -             -           -            -
CEO and       2004    24,145     -         -             -             -           -            -
President     2003    24,145     -         -             -             -           -            -

Hua Meng     2005	    7,250      -         -             -             -            -           -
CFO          2004	    7,250	   -         -             -             -            -           -
             2003     7,250      -         -             -             -            -           -
------------------------------------------------------------------------------------------------------


(i) The annual salaries paid Mr. Du were 200,000 yuan, or approximately $24,145, and Ms. Meng 60,000 yuan, or approximately $7,250, respectively.


Option/SAR Grants
-----------------

We do not currently have a stock option plan. No stock options have been granted or exercised by any of the officers or directors since we were founded.


Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values
---------------------------------------------------------------------

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plans and Awards
------------------------------------

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.


Compensation of Directors
-------------------------

The members of the Board of Directors are not compensated by us for their service as members of the Board of Directors, but may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.


Employment Contracts, Termination of Employment, Change-in-Control Arrangements
-------------------------------------------------------------------------------

We have not entered employment agreements with our executive officers. There are no compensatory plans or arrangements, including payments to be received from us, with respect to a named executive officer, if such plan or arrangement would result from the resignation, retirement or any other termination of such executive officer's employment with us or form a change-in-control of us or a change in the named executive officer's responsibilities following a change-in-control.



         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        AND FINANCIAL DISCLOSURE


On or about January 1, 2006, Child, Sullivan & Company, our principal accountant, changed its accounting practice from a corporation to a professional limited liability company named Child, Van Wagoner & Bradshaw, PLLC. As this is viewed as a separate legal entity, we dismissed Child, Sullivan & Company as principal accountant and engaged Child, Van Wagoner & Bradshaw, PLLC, as our principal accountant for our fiscal year ending December 31, 2005 and the interim periods for 2005 and 2006. The decision to change principal accountants was ratified by our Board of Directors.

None of the reports of Child, Sullivan & Company, on our financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

There were no disagreements between us and Child, Sullivan & Company, for the previous two fiscal years and interim period up to the date of dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Child, Sullivan & Company, would have caused them to make reference to the subject matter of the disagreement in connection with its report. Further,

Child, Sullivan & Company has not advised us that: 1) internal controls necessary to develop reliable financial statements did not exist; or 2) information has come to the attention of Child, Sullivan & Company which made it unwilling to rely upon management's representations, or made it unwilling to be associated with the financial statements prepared by management; or 3) the scope of the audit should be expanded significantly, or information has come to the attention of Child, Sullivan & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal year ended December 31, 2005.

As a result of our acquisition of Bauer Invest Inc., we dismissed Stan J. H. Lee, CPA, a member firm of DMHD Hamilton Clark & Co., as our independent public accountant, and engaged Child, Sullivan & Company, the auditors of Bauer, as our certifying accountants. Since September 2004, Bauer has engaged Child, Sullivan & Company as its independent public accountants. The decision to dismiss Stan J.H. Lee, CPA and appoint Child, Sullivan & Company was approved by our whole Board of Directors.

Stan J.H. Lee, CPA served as the independent public accountants of our predecessor, Norton Industries Corp., for the period from March 8, 2002 (inception) to October 2003, when Stan J. H. Lee, CPA became unqualified because he did not register with the Public Company Accounting Oversight Board ("PCAOB") as required by the Sarbanes - Oxley Act of 2002 (the "Act"). Pursuant to the Act, accounting firms that are not registered with PCAOB are prohibited from preparing or issuing audit reports on U.S. public companies and from participating in such audits.

During the period as our independent public accountant, Stan J. H. Lee, CPA, issued a report for the period from March 8, 2002 (date of inception) to December 31, 2002. Stan J. H. Lee's report did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle, except that the report of Stan J. H. Lee for such period indicated conditions which raised substantial doubt about our ability to continue as a going concern.

During the period from March 8, 2002, to October 2003, there were no disagreements between us and Stan J.H. Lee, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stan J.H. Lee, CPA would have caused Stan J.H. Lee, CPA to make reference to the matter of the disagreement(s) in connection with its reports. In addition, during the period from March 8, 2002 to October 2003, there were no reportable events as that term is described in Item 304(a)(1)(iv) of Regulation S-B.

At no time prior to January 30, 2005, did we (or anyone on behalf of us) consult with Child, Sullivan & Company on matters regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, or (ii) any matter that was the subject of a disagreement with Stan J.H. Lee, CPA or a reportable event, as defined in Item 304(a)(2) of Regulation S-B.

                         ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports and other information can be inspected and copied at the public reference facilities maintained by the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at (800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to Dahua Inc., c/o 80 Wall Street, Suite 818, New York, NY 10005. Telephone requests may be directed to us at (212) 809-1200.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.




                                FINANCIAL STATEMENTS


The following report of independent registered public accounting firm and the consolidated financial statements of the Company are included below:


  Consolidated Balance Sheet as of June 30, 2006....................        F-1

  Consolidated Statements of Operations and Comprehensive Income
    (Loss) for the Six Months Ended June 30, 2006 and 2005..........        F-2

  Consolidated Statements of Cash Flows for the Six Months
    Ended June 30, 2006.............................................        F-3

  Notes to Consolidated Financial Statements........................        F-4





 Report of Independent Registered Public Accounting Firm............       F-11

 Consolidated Balance Sheet as of December 31, 2005.................       F-12

 Consolidated Statements of Operations and Comprehensive Income
  (Loss) for the Years Ended December 31, 2005 and 2004.............       F-13

 Consolidated Statements of Cash Flows for the Years
  Ended December 31, 2005 and 2004..................................       F-14

 Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 2005 and 2004....................       F-15

 Notes to Consolidated Financial Statements.........................       F-16

                                      DAHUA INC.
                             Consolidated Balance Sheet
                                     (Unaudited)


                                       ASSETS

                                                              June 30, 2006
                                                            -----------------
Current Assets:
 Cash and cash equivalents........................         $        2,231,718
 Inventory (note 4) ..............................                 14,938,676
                                                           ------------------
   Total Current Assets...........................                 17,170,394

Property, Plant, & Equipment:
 Computer equipment...............................                     14,186
 Office equipment.................................                     46,934
 Telephones.......................................                      2,801
 Television.......................................                      5,456
 Vehicles.........................................                     30,181
                                                           ------------------
   Total Property, Plant, & Equipment.............                     99,558
   Less: Accumulated depreciation.................                   (32,620)
                                                           ------------------
   Net property, plant and equipment..............                     66,938

Loans receivable..................................                    127,519
Deferred ?VAT tax................................                     222,015
Restricted cash...................................                    375,349
Due from related parties..........................                    171,180
                                                           ------------------
   Total Assets...................................          $      18,133,395
                                                           ==================


                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts payable..................................          $        93,750
 Customer deposits (note 6)........................                8,212,902
 Short-term loans - related parties (note 5) ......                5,271,939
 Accrued interest - short-term loans, related parties                560,140
 Income tax payable................................                  170,477
 Other accruals....................................                  102,973
                                                           -----------------
  Total Current Liabilities........................               14,412,181

Minority interest in subsidiary....................                  758,051

Stockholders' Equity:

Preferred stock: par value $.0001, 20,000,000 shares
  authorized; none issued and outstanding...........                       -
Common stock: par value $.0001; 80,000,000 shares
  authorized; 25,000,000 shares issued and outstanding                 2,500
Additional paid-in capital..........................               3,130,452
Accumulated deficit.................................               (270,894)
Accumulated other comprehensive income..............                 101,105
                                                            ----------------
  Total stockholders' equity........................               2,963,163

Total Liabilities and Stockholders?Equity..........         $     18,133,395
                                                            ================




   See accompanying notes to unaudited consolidated financial statements




                                  F - 1





                                   DAHUA, INC.
      Consolidated Statement of Operations and Comprehensive Income (loss)
                                   (Unaudited)




                                                        Six months ended
                                                            June 30,
                                                ----------------------------------
                                                      2006              2005
                                                ----------------  ----------------
Revenues
 Sales revenues........................         $      3,410,347   $             -
 Cost of goods sold....................                2,048,627                 -
                                                ----------------   ---------------
   Gross Profit........................                1,361,720                 -

Expenses
 Advertising...........................                  378,394            60,944
 Depreciation..........................                    3,270             3,416
 Payroll expense.......................                   46,892            31,107
 Selling, general and administrative...                  281,825           165,785
                                                ----------------   ---------------
   Total expenses......................                  710,381           261,252
                                                ----------------   ---------------

Net income (loss) from operations......                  651,339         (261,252)

Other Income
 Interest expense......................                 (95,475)                 -
 Other revenues........................                      249                 -
 Interest income.......................                    2,175             1,583
                                                ----------------   ---------------
   Total other income..................                 (93,051)             1,583
                                                ----------------   ---------------

Net income (loss) before taxes and minority interest     558,288         (259,669)

Provision for income taxes.............                (184,235)                 -
                                                ----------------   ---------------

Net income (loss) before minority interest               374,053         (259,669)

Minority interest in subsidiary income (loss)             74,811          (51,934)
                                                -----------------  ---------------

Net income (loss)......................         $        299,242   $     (207,735)
                                                ================   ===============

Foreign currency translation adjustment                   30,422                 -
                                                -----------------  ---------------

Comprehensive income (loss)............         $        329,664   $     (207,735)
                                                ================   ===============

Basic and diluted loss per share.......         $           0.01   $        (0.01)
                                                ================   ===============

Weighted average common shares outstanding            25,000,000        20,000,000
                                                ================   ===============




     See accompanying notes to unaudited consolidated financial statements




                                        F - 2







                                        DAHUA, INC.
                           Consolidated Statements of Cash Flows
                                       (Unaudited)



                                                             Six months ended June 30,
                                                         ---------------------------------
                                                               2006              2005
                                                         ---------------   ---------------
Cash Flows from Operating Activities:
 Net income (loss).................................      $       299,242   $     (207,735)
 Adjustments to reconcile net income to net cash
  used in operating activities:
   Depreciation....................................                3,270             3,416
   Minority interest...............................               74,811          (51,934)
Changes in operating assets and liabilities:
 Inventory.........................................              (7,308)         (869,307)
 Prepaid construction costs........................                    -       (2,956,117)
 Due from related parties..........................            (125,401)                 -
 Receivable-VAT tax................................            (222,015)                 -
 Accounts payable..................................                  813          (25,393)
 Customer deposits.................................            1,906,235         1,505,320
 Accrued interest..................................               99,861            92,638
 Income tax payable................................             (53,305)                 -
 Other accruals....................................               71,382             2,687
                                                         ---------------  ----------------
Net cash provided by (used in) operating activities            2,047,585       (2,506,425)

Cash Flows from Investing Activities:
 Purchase of property, plant and equipment.........             (38,380)                -
 Loan receivable...................................            (127,519)          (12,021)
                                                         ----------------  ---------------
Net cash used in investing activities..............            (165,899)          (12,021)

Cash Flows from Financing Activities:
 Acquired treasury stock...........................                    -         (100,000)
 Payment on loans payable..........................             (97,455)                 -
 Proceeds from loans payable, related party........                    -         1,876,120
 Investment in subsidiary by minority owner........                    -           568,320
                                                          ---------------  ---------------
Net cash provided by (used in) financing activities             (97,455)         2,344,440

Effect of rate changes on cash.....................               30,422                 -
                                                          ---------------  ---------------

Increase (decrease) in cash and cash equivalents...            1,814,653         (174,006)

Cash and cash equivalents, beginning of period.....              417,065           474,784
                                                          ---------------  ---------------
Cash and cash equivalents, end of period...........       $    2,231,718   $       300,778
                                                          ===============  ===============

Supplemental disclosure of cash flow information:

 Interest paid in cash.............................       $            -   $             -
                                                          ==============   ===============
 Income taxes paid in cash.........................       $      100,537   $             -
                                                          ==============   ===============
 Sales taxes paid in cash..........................       $      564,561   $             -
                                                          ==============   ===============




             See accompanying notes to unaudited consolidated financial statements




                                             F - 3



                                   DAHUA INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and item 310 of Regulation SB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accounts of the Company and all of its subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2005.

1.  Nature of operations

Dahua, Inc. ("Dahua") was incorporated on March 8, 2002 in the State of Delaware as Norton Industries Corp. ("Norton"). The name was changed to Dahua, Inc. on February 7, 2005 as result of a reverse acquisition in which Norton acquired all capital shares of Bauer Invest Inc. ("Bauer"). Incident to the reverse acquisition the Company paid $100,000 to the previous shareholders of Norton for shares of stock that were canceled. The acquisition was accounted for as a reverse merger, as the post acquisition owners and control persons of Dahua are substantially the same as the pre-acquisition owners and control persons of Bauer and the $100,000 paid to purchase and cancel the previous shares was treated as an adjustment to paid in capital.

Bauer Invest Inc. was incorporated on December 10, 2003, under the laws of the Territory of the British Virgin Islands ("BVI"). Bauer has had no operations other than the acquisition of 80% of Beijing Dahua Real Estate Development, Ltd. ("Subsidiary") on May 25, 2004. The Subsidiary is a corporation established on September 24, 2001 in the People's Republic of China ("PRC"). The acquisition was accounted for as a reverse merger, as the post acquisition owners and control persons of Bauer are substantially the same as the pre-acquisition owners and control persons of the subsidiary. These financial statements are essentially those of the Subsidiary with a recapitalization to show the effects due to the reverse mergers. The consolidated entity is hereafter referred to as "the Company".

The Company engages in the development of real estate and the sale of commodity housing. The Company has completed all of the construction on its current development project and all of the houses are available for sale.



                                F - 4



2.  Basis of Presentation

The consolidated financial statements include the accounts of Dahua, Inc., Bauer Invest, Inc. and Beijing Dahua Real Estate Development, Ltd. All material intercompany accounts and transactions have been eliminated in consolidation. The Company records minority interest expense, which reflects the 20% portion of the earnings of Beijing Dahua Real Estate Development, Ltd. allocable to holders of the minority interest.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3.  Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company's business.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable. The Company had no trade accounts receivable at June 30, 2006 and 2005.

Inventories

Inventories consist primarily of land acquisition and development costs, engineering, infrastructure, capitalized interest, and construction costs. The inventories are valued at cost based on the level of completion using the weighted-average method. No provision for potential obsolete inventory has been made.



                                      F - 5

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost less accumulated depreciation, which is computed using the straight-line method over the useful lives of the assets. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

       Computer equipment        3 years
       Office equipment          7 years
       Vehicles                  7 years

Depreciation expense for the six-month periods ended June 30, 2006 and 2005 was $3,270 and $3,416, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

Revenue Recognition

The Company recognizes revenue on the sale of a house when the consummation of a sale is evidenced by: 1) a contractual arrangement that is binding to both parties; 2) the exchange of all consideration (i.e. the seller has transferred to the buyer the usual risks and rewards of ownership and the buyer has made payment in full to the seller); 3) the arrangement of all permanent financing for which the seller is responsible and; 4) the performance of all conditions precedent to closing. No revenue is recognized when the Company's receivable is subject to future subordination, as is the case when the Company guarantees a bank loan for the period prior to the certification of title transfer.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $378,394 and $60,944 for the six-month periods ended June 30, 2006 and 2005.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in United States ("US") dollars. The functional currency is the Yuan Renminbi (RMB) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.


                                   F - 6


During July 2005, China changed its foreign currency exchange policy from a fixed RMB/US dollar exchange rate into a flexible rate under the control of China's government. We used the Closing Rate Method in translation of the financial statements.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Nearly all differences in tax bases and financial statement carrying values are permanent differences. Therefore, the Company has recorded no deferred tax assets or liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share

Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:



                                      F - 7



                                                          For the Six Months Ended
                                                     -------------------------------------
                                                        June 30, 2006       June 30, 2005
                                                     -------------------  ----------------

NUMERATOR FOR BASIC AND DILUTED EPS
Net income (loss) to common stockholders             $        299,242      $     (207,735)
                                                     =================    ================

DENOMINATORS FOR BASIC AND DILUTED EPS
 Weighted average shares of common stock outstanding       25,000,000          20,000,000
                                                     -----------------    ----------------
 Add: dilutive equity securities outstanding                        -                   -
                                                     -----------------    ----------------
 Denominator for diluted EPS                               25,000,000          20,000,000
                                                     -----------------    ----------------

EPS-Basic                                            $           0.01      $       (0.01)
                                                     -----------------    ----------------
EPS-Diluted                                          $           0.01      $       (0.01)
                                                     -----------------    ----------------

The Company had no potentially dilutive securities outstanding at June 30, 2006 and 2005.



4.  Inventory

Inventory represents completed houses available for sale at June 30, 2006. During 2005, the Company completed all of its construction-in-progress. As of June 30, 2006, 15 units were sold, 34 units were reserved with clients' deposits, and 27 units were available for sale.

5.  Related Party Transactions

The Company made an advance to a director in the amount of $46,180. The advance bears no interest and has no fixed repayment terms. Consequently, it has been excluded from current assets.

The Company made an advance to a company with common shareholders in the amount of $125,000. The advance bears no interest and has no fixed repayment terms. Consequently, it has been excluded from current assets.

Short-term loans due to related parties had balances of $5,832,079 and $7,457,436 (including accrued interest) at June 30, 2006 and December 31, 2005, respectively. The loans carry an annual interest rate of 6 percent and are due on demand. Interest accrued on the loans was $99,861 and $92,638 for the six months ended June 30, 2006 and 2005. The entire interest amounts were capitalized during 2005 as costs of construction and expensed during 2006 after houses were substantially completed for sales in December 2005.



                                     F - 8


6.  Customer deposits

Customer deposits consist of down payments received on sales contracts for houses. When all of the conditions set forth in the Company's revenue recognition policy are met, the Company will recognize the down payments as revenue. The aggregate of the customers' deposits at June 30, 2006 was $8,212,902. Of the 34 units reserved, 13 unit's deposits are money received from bank arrangements (see note 7) in the amounts of $3,188,750. Accordingly, the bank has liens against these 13 units.

7.  Off-Balance Sheet Arrangements

The Company entered into an agreement with two banks that extended mortgage loans to its home buyers, where the Company agrees to provide a certain limited guarantee, which covers the risk before the conveyance of title upon closing. Upon initiating the loan on behalf of the buyer for the down payment, the Bank has withheld a percentage ranging from 5% to 20% of the loan and deposited such funds into a segregated account in each bank. At June 30, 2006, the balance of this separate account was $375,349. Since the Company does not recognize revenue when its receivables are subject to future subordination, the entire amount that could become payable to the bank under the limited guarantee is recorded as a liability on the balance sheet and is included in customer deposits, as is explained in note 6.

8.  Prior interim period (March 31, 2006) adjustment:

According to FASB 34, paragraph 18 states: "The capitalization period shall end when the asset is substantially complete and ready for its intended use."

Our first quarter's financial statement continued to capitalize construction interest in the amount of $50,920 which should have been expensed as interest expense since houses were substantially constructed and ready for sales as of December 31, 2005.

The following table listed the effect on the adjustment.




                                        F - 9


Effect on the statement of operation and comprehensive income:


                                                Previously           Adjustment          Revised
                                                 Reported            To Expense          Balance
                                              3 months ended        Capitalized-     3 months ended
                                              March 31, 2006          Interest       March 31, 2006
                                            ------------------   -----------------  ----------------

Net loss before minority interest            $     (163,787)      $      (50,920)    $     (214,707)

Minority interest in subsidiary loss                (32,757)             (10,184)           (42,941)
                                            -----------------    -----------------  ----------------
Net loss                                     $     (131,030)      $      (40,736)    $     (171,766)
                                            =================    =================  ================
Foreign currency translation adjustment               21,231                    -             21,231
                                            -----------------    -----------------  ----------------
Comprehensive loss                           $     (109,799)      $      (40,736)    $     (150,535)
                                            =================    =================  ================
Loss per share: Basic and fully diluted      $        (0.00)                         $        (0.01)
                                            ================                        ================





                                           F - 10










                     Child, Van Wagoner & Bradshaw, PLLC
    A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS
              5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107
                       PHONE: (801) 281-4700  FAX: (801) 281-4701




              REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To The Board of Directors
Dahua, Inc.

We have audited the accompanying consolidated balance sheet of Dahua, Inc. as of December 31, 2005, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dahua, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Child, Van Wagoner & Bradshaw, PLLC
----------------------------------------
Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah
February 10, 2006



                                       F -11







                                    DAHUA, INC.
                              CONSOLIDATED BALANCE SHEET





                                                          December 31, 2005
                                                        --------------------
			             ASSETS

Current assets
 Cash and cash equivalents......................         $          417,065
 Inventory......................................                 14,931,368
                                                         ------------------
    Total current assets........................                 15,348,433

Property, plant & equipment
 Computer equipment.............................                      3,536
 Office equipment...............................                     44,541
 Telephones.....................................                      1,051
 Vehicles.......................................                     11,783
                                                         ------------------
   Total property, plant & equipment............                     60,911
   Accumulated depreciation.....................                   (29,083)
                                                         ------------------
Net property, plant and equipment...............                     31,828

Restricted cash (note 7)........................                    355,674
Due from related parties........................                     45,779
                                                         ------------------
Total assets....................................         $       15,781,714



                         LIABILITIES AND STOCKHOLDERS?EQUITY


Current liabilities
 Accounts payable...............................         $           92,937
 Customer deposits..............................                  6,286,992
 Short-term loans-related parties...............                  5,369,394
 Accrued interest-short-term loans, related parties                 460,279
 Accrued sales and income taxes.................                    223,782
 Accrued others.................................                     31,591
                                                         ------------------
   Total current liabilities....................                 12,464,975

Minority interest in subsidiary.................                    683,240

Stockholders?equity
 Preferred stock: par value $.0001; 20,000,000 shares
  authorized; none issued and outstanding.......                          -
 Common stock: par value $.0001; 80,000,000 shares
  authorized; 25,000,000 issued and outstanding.                      2,500
 Additional paid in capital.....................                  3,130,452
 Accumulated deficit............................                  (570,136)
 Accumulated other comprehensive income.........                     70,683
                                                         ------------------
   Total stockholders' equity...................                  2,633,499
                                                         ------------------
Total liabilities and stockholders?equity                $       15,781,714






          See accompanying notes to consolidated financial statements



                                      F - 12





                                         DAHUA, INC.
                         CONSOLIDATED STATEMENTS OF OPERATIONS AND
                                  COMPREHENSIVE INCOME (LOSS)



                                                                       Year ended
                                                                       December 31,
                                                         --------------------------------------
                                                                2005              2004
                                                         -----------------  -------------------
Revenues
 Sales revenues...............................            $      2,267,399    $               -
 Cost of goods sold...........................                   1,530,731                    -
                                                         -----------------   ------------------
    Gross profit..............................                     736,668                    -

Expenses
 Advertising..................................                      98,970              122,534
 Depreciation.................................                       8,635                9,148
 Payroll expense..............................                      65,201              130,622
 Other general and administrative.............                     301,782              281,094
                                                         -----------------   ------------------
    Total expenses............................                     474,588              543,398
                                                         -----------------   ------------------

Net income (loss) from operations.............                     262,080            (543,398)

Other income (expense)
 Interest income..............................                       3,625                2,315
 Interest expense.............................                     (9,768)	                -
                                                         -----------------   ------------------
    Total other income (expense)..............                     (6,143)	            2,315
                                                         -----------------   ------------------

Net income (loss) before taxes and minority interest               255,937            (541,083)

Provision for income taxes....................                    (84,459)                    -
                                                         ------------------  ------------------
Net income (loss) before minority interest....                     171,478            (541,083)
Less minority interest in subsidiary gain (loss)                    34,296            (108,217)
                                                         ------------------  ------------------
Net income (loss).............................            $        137,182    $       (432,866)

Foreign currency translation adjustment.......                      70,683		          -
                                                         ------------------  ------------------
Comprehensive income (loss)...................            $        207,865    $       (432,866)

Basic and diluted earnings (loss) per share...            $           0.01    $          (0.02)
                                                          ================    =================

Weighted average common shares outstanding....                  22,520,548           20,000,000
                                                          ================    =================


                 See accompanying notes to consolidated financial statements




                                              F - 13






                                                DAHUA, INC.
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Year ended
                                                                     December 31,
                                                          --------------------------------------
                                                                2005                2004
                                                          -------------------  -----------------
Cash flows from operating activities:
 Net income (loss)...............................          $       137,182     $      (432,866)
 Adjustments to reconcile net loss to
   net cash (used in )operations:
     Depreciation................................                    8,635                9,148
     Provision for allowance on accounts receivable                      -               56,943
     Minority interest...........................                   34,296            (108,217)
 Changes in operating assets and liabilities:
     Inventory...................................              (6,481,319)           (3,621,344)
     Prepaid construction costs..................                1,531,457           (1,651,397)
     Loans receivable............................                        -                22,848
     Accounts payable............................                   67,544             (183,313)
     Customer deposits...........................                1,256,601             4,913,361
     Accrued interest............................                  200,880                     -
     Accrued sales and income taxes..............                  223,782                     -
     Accrued others..............................                    (518)                22,862
                                                           ----------------    -----------------
Net cash (used in) operations....................              (3,021,460)             (971,975)

Cash flows from investing activities:
 Advances to related parties.....................                        -              (50,039)
 Repayment of advances to related parties........                    4,260                     -
 Purchases of property, plant & equipment........                        -               (2,185)
                                                           ----------------     ----------------
Net cash provided by (used in) investing activities                  4,260              (52,224)

Cash flows from financing activities:
 Purchase of stock in merger transaction.........                (100,000)                     -
 Net proceeds from related party loans payable...                2,405,715             1,394,284
 Investment in subsidiary by minority owner......                  566,265	                 -
                                                          ----------------       ----------------
Net cash provided by financing activities........                2,871,980             1,394,284

Effect of rate changes on cash...................                   87,501                     -
                                                          ----------------       ---------------

Increase (decrease) in cash and cash equivalents.                 (57,719)               370,085

Cash and cash equivalents, beginning of period...                  474,784               104,699
                                                          ----------------       ---------------

Cash and cash equivalents, end of period.........          $       417,065       $       474,784
                                                          ================       ===============

Supplemental disclosures of cash flow information:

 Interest paid in cash...........................           $        9,768	      $          -
                                                          ================       ================
 Income taxes paid in cash.......................           $            -	      $          -
                                                          ================       ================

Supplemental disclosure of non-cash financing activities:

 Issued common stock in payment of related party loans      $    2,265,600       $             -
                                                          =================      ================





                       See accompany notes to consolidated financial statements




                                                  F - 14





                                                    DAHUA, INC.
                          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                            Accumulated
                                                             Additional                       Other
                               Common        Common          Paid in         Retained      Comprehensive    Total
                               Shares         Stock          Capital          Deficit	     Income        Equity
                            -------------  ------------  --------------  -------------   ----------------  -----------

Balance January 1, 2004       20,000,000    $    2,000    $    965,352    $  (274,452)    $           -    $   692,900

Net loss                               -             -               -       (432,866)                -      (432,866)
                            -------------  ------------  --------------  -------------   ---------------   -----------
Balance December 31, 2004     20,000,000         2,000         965,352       (707,318)                -        260,034

Stock purchased and canceled
in merger transaction                  -             -       (100,000)               -                -      (100,000)

Issued common stock            5,000,000           500       2,265,100               -                -      2,265,600

Net income                             -             -               -         137,182                -        137,182

Foreign currency Translation           -             -               -                -           70,683        70,683
                           --------------  ------------  --------------  --------------  ---------------  ------------
Balance December 31, 2005     25,000,000   $      2,500  $    3,130,452  $    (570,136)   $       70,683  $  2,633,499
                            ============   ============  ==============  ==============  ===============  =============




                         See accompany notes to consolidated financial statements


                                                         F - 15



                                        DAHUA INC.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Nature of Operations

Dahua, Inc. ("Dahua") was incorporated on March 8, 2002 in the State of Delaware as Norton Industries Corp. ("Norton"). The name was changed to Dahua, Inc. on February 7, 2005 as result of a reverse acquisition in which Norton acquired all capital shares of Bauer Invest Inc. ("Bauer"). Incident to the reverse acquisition the Company paid $100,000 to the previous shareholders of Norton for shares of stock that were canceled. The acquisition was accounted for as a reverse merger, as the post acquisition owners and control persons of Dahua are substantially the same as the pre acquisition owners and control persons of Bauer and the $100,00 paid to purchase and cancel the previous shares was treated as an adjustment to paid in capital.

Bauer Invest Inc. was incorporated on December 10, 2003, under the laws of the Territory of the British Virgin Islands ("BVI"). Bauer has had no operations other than the acquisition of 80% of Beijing Dahua Real Estate Development, Ltd. ("Subsidiary") on May 25, 2004. The Subsidiary is a corporation established on September 24, 2001 in the People's Republic of China ("PRC"). The acquisition was accounted for as a reverse merger, as the post acquisition owners and control persons of Bauer are substantially the same as the pre-acquisition owners and control persons of the subsidiary. These financial statements are essentially those of the Subsidiary with a recapitalization to show the effects due to the reverse mergers. The consolidated entity is hereafter referred to as "the Company."

The Company engages in the development of real estate and the sale of commodity housing. The Company has completed all of the construction on its current development project and all of the houses are available for sale.

2.   Basis of Presentation

The consolidated financial statements include the accounts of Dahua, Inc., Bauer Invest, Inc. and Beijing Dahua Real Estate Development, Ltd. All material intercompany accounts and transactions have been eliminated in consolidation. The Company records minority interest expense, which reflects the 20% portion of the earnings of Beijing Dahua Real Estate Development, Ltd. allocable to holders of the minority interest.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company's business.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable. The Company had no trade accounts receivable at December 31, 2005 and 2004.

Inventories

Inventories consist primarily of land acquisition and development costs, engineering, infrastructure, capitalized interest, and construction costs. The inventories are valued at cost based on the level of completion using the weighted-average method. No provision for potential obsolete inventory has been made.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost less accumulated depreciation, which is computed using the straight-line method over the useful lives of the assets. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

          Computer equipment      3 years
          Office equipment        7 years
          Vehicles                7 years

Depreciation expense for the years ended December 31, 2005 and 2004 was $8,635 and $9,148, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

Revenue Recognition

The Company recognizes revenue on the sale of a house when the consummation of a sale is evidenced by: 1) a contractual arrangement that is binding to both parties; 2) the exchange of all consideration (i.e. the seller has transferred to the buyer the usual risks and rewards of ownership and the buyer has made payment in full to the seller); 3) the arrangement of all permanent financing for which the seller is responsible and; 4) the performance of all conditions precedent to closing. No revenue is recognized when the Company's receivable is subject to future subordination, as is the case when the Company guarantees a bank loan for the period prior to the certification of title transfer.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $98,970 and $122,534 for years ended December 31, 2005 and 2004.

Foreign Currencies

The accompanying financial statements are presented in United States ("US" dollars. The functional currency is the Yuan Renminbi ("RMB") of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

During July 2005, China changed its foreign currency exchange policy from a fixed RMB/US dollar exchange rate into a flexible rate under the control of China's government. We used the Closing Rate Method in translation of the financial statements.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Nearly all differences in tax bases and financial statement carrying values are permanent differences. Therefore, the Company has recorded no deferred tax assets or liabilities.

Earnings Per Share

Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:


                                                                2005	               2004
                                                          ---------------     --------------
NUMERATOR FOR BASIC AND DILUTED EPS
 Net income (loss) to common stockholders	                  $      137,182     $    (432,866)
								    ==============     ==============
DENOMINATORS FOR BASIC AND DILUTED EPS
 Weighted average shares of common stock outstanding           22,520,548         20,000,000
                                                           --------------     --------------
 Add: dilutive equity securities outstanding                            -                  -
                                                           --------------     --------------
 Denominator for diluted EPS                                   22,520,548         20,000,000
                                                           --------------     --------------

           EPS-Basic                                       $         0.01     $       (0.02)
                                                           --------------     --------------
           EPS-Diluted                                     $         0.01     $       (0.02)
                                                           --------------     --------------


The Company had no potentially dilutive securities outstanding at December 31, 2005 and 2004.

4.  Inventory

Inventory represents completed houses available for sale at December 31, 2005. During the year, the Company completed all of its construction-in-progress. The Company had total of 76 luxurious residential units available for sale during 2005. As of December 31, 2005, 6 houses were sold, 27 houses were reserved with clients?deposits, and 43 houses were available for sale.

5.  Related Party Transactions

The Company made an advance to a director in the amount of $45,779. The advance bears no interest and has no fixed repayment terms. Consequently, it has been excluded from current assets.

Short-term loans due to related parties had balances of $5,829,673 and $5,488,678 (including accrued interest of $460,279 and $259,399) at December 31, 2005 and 2004. The loans carry an annual interest rate of 6 percent and are due on demand. Interest accrued on the loans was $200,880 and $161,238 for years ended December 31, 2005 and 2004. The entire interest amounts accrued through the completion of construction were capitalized as costs of construction.

6.  Customer Deposits

Customer deposits consist of down payments received on sales contracts for houses. When all of the conditions set forth in the Company's revenue recognition policy are met, the Company will recognize the down payments as revenue. The aggregate of the 26 customers' deposits at December 31, 2005 was $6,286,992. Of the 26 units reserved, 10 unit's deposits are money received from bank arrangements (see note 7) in the amounts of $2,918,216. Accordingly, the bank has liens against these 10 units.

7.  Off-Balance Sheet Arrangements

The Company entered into an agreement with two banks that extended mortgage loans to its home buyers, where the Company agrees to provide a certain limited guarantee, which covers the risk before the conveyance of title upon closing. Upon initiating the loan on behalf of the buyer for the down payment, the Bank has withheld a percentage ranging from 5% to 20% of the loan and deposited such funds into a segregated account in each bank. At December 31, 2005, the balance of this separate account was $355,674. Since the Company does not recognize revenue when its receivables are subject to future subordination, the entire amount that could become payable to the bank under the limited guarantee is recorded as a liability on the balance sheet and is included in customer deposits, as is explained in note 6.

8.  Accrued Taxes Payables

The Company made a provision for sales tax and income tax, which totaled $138,067 and $85,715 respectively at December 31, 2005. Sales tax accrued is included as part of cost of inventory.

9.  Additional Paid in Capital

The subsidiary increased its registered capital on May 12, 2005 and acquired the license on May 19, 2005. In this capital increase, Dahua increased its investment in the subsidiary by $2,265,600 and the minority shareholder increased its investment by $566,265. Dahua Project Management Group advanced funds to the Company to allow for the increase in investment. On September 21, 2005, the Company issued 4,750,000 shares to the individual owners of Dahua Project Management Group at the price of $0.477 per share in exchange for the short-term loans Dahua Group provided. According to the Share Exchange
Agreement signed on January 30, 2005, it is Dahua's responsibility to maintain the proportionate ownership of the Company held by Comp Hotel International
Ltd. ("Comp" and Waywood Investments Ltd. ("Waywood"). In this regard the Company issued 212,500 shares and 37,500 shares to Comp and Waywood, respectively. There was no cash inflow from this issuing. After the capital increase, the subsidiary's registered capital is $4,036,145, of which the Company, through Bauer, holds 80% of the shares.

10.  Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

11.  Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140." The statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects that the Statement will have no material impact on its financial statements.

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event". This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), "Share-Based Payment." As the Company has not traditionally paid compensation through the issuance of equity securities, no impact is expected on its financial statements.

In October 2005, the FASB issued Staff Position No. FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period? This position addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. Management believes that this position has no application to the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company's operations will depend on future accounting pronouncements or changes in accounting principles.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations. FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material effect on the Company's financial position, results of operations or cash flows.

Dealer Prospectus Delivery Obligation
-------------------------------------


Until ________, 2007, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





Prospectus Summary................................................            5
Risk Factors......................................................            7
Forward-looking Statements........................................           14
Use of Proceeds...................................................           14
Determination of Offering Price...................................           14
Dilution..........................................................           14
Selling Shareholders..............................................           14
Plan of Distribution..............................................           19
Legal Proceedings.................................................           20
Directors, Executive Officers, Promoters and Control Persons......           20
Security Ownership of Certain Beneficial Owners and Management....           22
Description of Securities.........................................           23
Interest of Named Experts and Counsel.............................           24
Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities......................................           25
Organization Within Last Five Years...............................           25
Description of Business...........................................           27
Management's Discussion and Analysis or Plan of Operation.........           35
Description of Property...........................................           40
Certain Relationships and Related Transactions....................           41
Market for Common Equity and Related Stockholder Matters..........           43
Executive Compensation............................................           45
Changes In and Disagreements With Accountants on
 Accounting and Financial Disclosure..............................           46
Additional Information............................................           47
Financial Statements..............................................           48







                                     DAHUA INC.


                                     PROSPECTUS

                         7,548,000 Shares of Common Stock


                                   October 16, 2006





                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS





 Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


Our Certificate of Incorporation permits us to indemnify each person who is or was our director or officer to the fullest extent permitted by Delaware General Corporation Law and any current or future legislation or judicial or administrative decision, against all fines, liabilities, costs and expenses, including attorney's fees, arising from claims against such persons in connection with their acting as our director or officer. We may maintain director and officer liability insurance, at our expense, to mitigate such exposure.



Item 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being registered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will not pay any part of these expenses.


     SEC registration fee                   $         45
     Accounting fees and expenses                 38,000
     Legal fees and expenses                      20,000
     Transfer agent fees                           2,500
     Federal tax                                       -
     State tax and fees                                -
     Blue Sky expense                              1,500
     Printing and engraving                        2,000
     Miscellaneous expenses                        2,500
                                         ---------------
                Total                       $     66,545

All expenses are estimated except the SEC filing fee.



Item 26.   RECENT SALES OF UNREGISTERED SECURITIES


On March 8, 2002, we issued 5,000,000 shares of our common stock to Waywood Investment Ltd. ("Waywood") in connection with the organization of Norton Industries Corp. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act, as amended. We believe this exemption is available because the issuance was a transaction not involving public offering. The beneficial owner was a sophisticated investor, and was our then sole officer and director, and was in possession of all material information relating to us. Furthermore, no commissions were paid to anyone in connection with the sale of the shares and no public solicitation was made to anyone.

On February 26, 2003, Waywood entered into a stock purchase agreement with Comp Hotel International Limited, a British Virgin Islands corporation ("Comp Hotel"), pursuant to which Comp Hotel International acquired 4,250,000 shares of our common stock from Waywood in exchange for $42,500 in cash.

On January 30, 2005, Waywood and Comp Hotel entered into a Share Exchange Agreement with Bauer Invest Inc. for a reverse acquisition. Pursuant to the agreement, Waywood and Comp Hotel sold all of their capital stock, or 5,000,000 shares of common stock, to Bauer for retirement in exchange for $100,000 in cash and 5%, or 1,000,000 shares of our post-merger common stock. To effectuate the reverse acquisition, we issued 19,000,000 shares of our common shares to 108 shareholders of Bauer in exchange for 100% of shares in Bauer on a pro rata basis, i.e. the number of shares received by each shareholder is proportionate to the number of shares he/she had originally owned in Bauer. All shares were issued under the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended. All share recipients are residents outside of the United States; the transaction took place outside the United States; and no directed selling efforts were made in the United States.

On May 12, 2005, our subsidiary, Beijing Dahua Real Estate Development, Ltd. ("Dahua Real Estate"), increased its registered capital. In this capital increase, we increased our investment in the subsidiary by $2,273,277 and the minority shareholder increased its investment by $568,320. Dahua Project Management Group ("Dahua Group") advanced funds to us to allow for the increase in investment, which amount was recorded as short-term loans - related parties. On September 21, 2005, we issued, on a pro rata basis, an aggregate of 4,750,000 shares of our common stock to shareholders of Dahua Group in exchange for the conversion of the short-term loan ($2,273,277) to equity shares. All shares were issued under the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended. All share recipients are residents outside of the United States; the transaction took place outside the United States; and no directed selling efforts were made in the United States.

In connection with issuance of additional common shares as mentioned above, pursuant to a no-dilution clause of the Share Exchange Agreement dated January 30, 2005 we entered into with Comp Hotel and Waywood, on September 21, 2005, we issued 212,500 and 37,500 shares of our common stock to Comp Hotel and Waywood, respectively. All shares were issued under the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended. All share recipients are residents outside of the United States; the transaction took place outside the United States; and no directed selling efforts were made in the United States.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.





Item 27.    EXHIBITS



(a) Exhibits

Exhibit No.                              Description
----------   -------------------------------------------------------------------
   2.1       Share Exchange Agreement dated January 30, 2005 between Norton
             Industries Corp. and Bauer Invest, Inc. (Incorporated by reference to Current Report on Form 8-K filed on February 1, 2005, Commission
             File No. 0-49852).

   2.2 Share Exchange Agreement dated January 26, 2003 between Norton Industries Corp. and Comp Hotel International Ltd. (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

   2.3 Share Transfer Agreement dated May 25, 2004 between Bauer Invest, Inc. and Dahua Project Management Group Co., Ltd. (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File 333-122622).

   3.1 Articles of Incorporation (Incorporated by reference to Registration Statement on Form 10-SB filed on June 10, 2002, Commission File No. 0-49852).

   3.2 Certificate of Amendment of Articles of Incorporation (Incorporated by reference to Registration Statement on Form SB-2 filed on February 8, 2005, Commission File No. 333-122622).

   3.3 Bylaws (Incorporated by reference to Registration Statement on Form 10-SB filed on June 10, 2002 Commission File No. 0-49852).

   4.1 Specimen Stock Certificate (Incorporated by reference to Registration Statement on Form 10-SB/A filed on July 29, 2002, Commission File No. 0-49852).

   5.1 Opinion of Schonfeld & Weinstein, L.L.P. regarding the legality of the securities being registered.

  10.1 Land Use Rights Transfer Agreement (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File 333-122622).

  10.2 Agreement dated September 24, 2003, between Beijing Dahua Real Estate and Aocheng Construction Management Ltd. (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  10.3 National Land Use Permit issued on October 20, 2003 (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  10.4 Development Planning Permit issued on September 4, 2003 (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  10.5 Development Construction Permit issued on September 28, 2003 (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  10.6 Line of Credit Agreement between Beijing Dahua Real Estate and Dahua Project Management Group (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  10.7	 Agreement between Beijing Dahua Real Estate Development Ltd. and
             Beijing Dahua Gonghong Economic Research Center dated June 18, 2003 (Incorporated by reference to Registration Statement on Form
             SB-2/A filed on March 8, 2006, Commission File No. 333-122622).

  10.8	 Agreement between Beijing Dahua Real Estate Development Ltd. and
             Beijing Dahua Gonghong Economic Research Center dated June 2004 (Incorporated by reference to Registration Statement on Form SB-2/A filed on March 8, 2006, Commission File No. 333-122622).

  14.1 Code of Business Conduct and Ethics (Incorporated by reference to Registration Statement on Form SB-2 filed on February 8, 2005, Commission File No. 333-122622).

  21 Subsidiaries of the Registrant (Incorporated by reference to Registration Statement on Form SB-2/A filed on November 14, 2005, Commission File No. 333-122622).

  23.1 Consent of Child, Van Wagoner & Bradshaw, PLLC, Independent Registered Certified Public Accounting Firm.

  23.2       Consent of Schonfeld & Weinstein, L.L.P. included in Exhibit 5.1.



Item 28.    UNDERTAKINGS


The registrant hereby undertakes:

(1) That, we will file, during any period in which we offer or sale securities, a post-effective amendment to this registration statement:

    (i) To including any prospectus by Section 10(a) (3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% changes in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

     (i)  If the small business issuer is relying on Rule 430B:

          (a) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (b) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issuer.





                                 SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Beijing, the People's Republic of China, on October 16, 2006.



Dahua Inc.

By: /s/ Yonglin Du
------------------------------
Yonglin Du, President and CEO
(principal executive officer)


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated:


By: /s/Yonglin Du 	                                     10/16/2006
----------------------------------------             ------------------------
Yonglin Du, President, CEO, and Director                       Date
(principal executive officer)


By: /s/ Hua Meng	                                           10/16/2006
----------------------------------------              -----------------------
Hua Meng, Chief Financial Officer                               Date
(principal financial officer and
principal accounting officer)


By: /s/ Wulong Wang	                                     10/16/2006
----------------------------------------               ----------------------
Wulong Wang, Director                                            Date